The information in this preliminary prospectus supplement and in the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

This filing is made pursuant
to Rule 424(b)(5) under
the Securities Act of
1933 in connection with
Registration No. 333-111074

Subject to Completion Dated January 6, 2004

Prospectus Supplement to Prospectus Dated December 16, 2003

Coeur d’Alene Mines Corporation

$130,000,000

            % Convertible Senior Notes due 2024

________________________________________________________________________________

The notes are convertible, at your option, into shares of our common stock prior to the maturity date in the following circumstances:

•	if the closing sale price of our common stock over a specified number of trading days is more than 120% of the conversion price;

•	if we have called the notes for redemption and the redemption has not yet occurred;

•	if the trading price of the notes for each day over a specified period was less than 95% of the conversion value of the notes; or

•	upon the occurrence of specified corporate transactions.

The notes are initially convertible at a conversion price of $[                  ], which is equal to a conversion rate of approximately [                           ] shares of common stock per $1,000 principal amount of notes, subject to adjustment. On January 5, 2004, the closing sale price of our common stock on the New York Stock Exchange was $6.67 per share.

The notes will bear interest at a rate of [         ]% per annum. We will pay interest on the notes on January [    ] and July [    ] of each year, beginning July [    ], 2004.

The notes will mature on January [    ], 2024. We may redeem some or all of the notes at any time on or after January [    ], 2011 at 100% of the principal amount of the notes, plus accrued and unpaid interest. We may redeem some or all of the notes at any time prior to January [    ], 2011 if the closing price of our common stock over a specified number of trading days has exceeded 150% of the conversion price, at a redemption price equal to:

•	100% of the principal amount of the notes and accrued and unpaid interest thereon; plus

•	an amount equal to [ ]% of the principal amount of notes, less the amount of any interest actually paid on the notes on or prior to the redemption date.

Holders may require us to repurchase all or a portion of their notes on January [    ], 2011, 2014 and 2019 for a purchase price equal to 100% of their principal amount plus accrued but unpaid interest. We may choose, in our sole discretion, to pay the repurchase price in cash or shares of our common stock, or a combination of cash and shares of our common stock. Holders may also require us to purchase their notes upon a change in control at 100% of the principal amount of the notes, plus accrued but unpaid interest, payable in cash.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other senior unsecured indebtedness. The notes will effectively rank behind all our secured debt to the extent of the assets securing that debt, and will be structurally subordinated to all indebtedness, including trade payables, of our subsidiaries.

Investing in our notes involves risks. See “Risk Factors” beginning on page S-17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100%	$130,000,000
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to Coeur	%	$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from January [    ], 2004.

We have granted the underwriters the right to purchase up to $19,500,000 aggregate principal amount of additional notes to cover over-allotments.

Deutsche Bank Securities
Sole Book-Running Manager
Bear, Stearns & Co. Inc.

The date of this prospectus supplement is January     , 2004.

Forward-Looking Statements

(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

      Some of the information included in this prospectus supplement and in the accompanying prospectus and other materials filed or to be filed by us with the Securities and Exchange Commission (the “SEC”) (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

      Oral or written forward-looking statements are included in this prospectus supplement and in the accompanying prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives). Although we believe, at the time made, that the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this prospectus supplement and in the accompanying prospectus, our Annual Report on Form 10-K and in any other public statements that are made may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus supplement and in the accompanying prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus supplement or in the accompanying prospectus or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

About this Prospectus Supplement

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering and some of which has been replaced or superseded by information in this prospectus supplement or in the documents incorporated by reference herein.

      If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Prospectus Supplement Summary

      This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus carefully, as well as the documents incorporated by reference, before making an investment decision.

Overview

      Coeur d’Alene Mines Corporation, the world’s largest primary silver producer, is engaged in the exploration, development and operation of silver and gold mining properties located in the United States, Chile, Argentina and Bolivia.

      Our recent performance results include:

•	silver production increased by 36% from 2001 to 2002, and 7% from the first nine months of 2002 to the first nine months of 2003;

•	gold production increased by 22% from 2001 to 2002, and 27% from the first nine months of 2002 to the first nine months of 2003;

•	cash cost per silver ounce decreased from $3.33 in the first nine months of 2002 to $3.24 in the first nine months of 2003;

•	realized silver prices increased from $4.67 per ounce in the first nine months of 2002 to $4.71 per ounce in the first nine months of 2003 (the market price for silver (according to Handy & Harman) on January 5, 2004 was $6.22 per ounce);

•	realized gold prices increased from $306 per ounce in the first nine months of 2002 to $341 per ounce in the first nine months of 2003 (the final market price for gold (according to London Gold Market Fixing Ltd.’s “London Final”) on January 5, 2004 was $420.60 per ounce); and

•	we reduced our outstanding debenture indebtedness from approximately $289 million outstanding as of January 1, 1998 to approximately $9.6 million outstanding as of December 31, 2003.

      We were incorporated in Idaho in 1928. Our principal executive office is located at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814 and our telephone number is (208) 667-3511. Our website is www.coeur.com. Information contained in the website is not incorporated by reference into this prospectus, and you should not consider information contained in the website as part of this prospectus.

      Our common stock has been listed on the New York Stock Exchange since April 18, 1990 under the symbol CDE.

Business Strategy

      Our business strategy is designed to expand our position as the world’s leading primary silver producer and a growing gold producer. We plan to achieve this by utilizing the exploration, development, and production expertise of our management team to:

•	increase our silver and gold production and reserves;

•	decrease consolidated cash costs at our mining operations;

•	transform development stage properties into producing mines;

•	continue to explore for new silver and gold discoveries, primarily near our existing mine sites; and

•	selectively acquire mines, development projects, exploration properties or mining companies.

Principal Mining Properties

      During 2002 and for the nine months ended September 30, 2003, we increased our silver and gold production. Our South American mines, Cerro Bayo and Martha, have accounted for most of our recent production increases and cash flow growth. Our North American mines, Rochester and Galena, form a solid foundation for this new generation of South American precious metal mines. Exploration on our South American properties has generated positive results at relatively low discovery costs, and we anticipate the continued addition of high-grade reserves at these properties.

      In addition, we own two development properties, the San Bartolomé silver project in Bolivia and the Kensington gold property in Alaska. We expect to complete updated feasibility studies on both of these properties in the second quarter of 2004, and, depending on the results of these studies and our receipt of remaining permits, to possibly commence construction and development of one or both of these properties in the second quarter of 2004.

      Our most significant mining properties are described below:

Operating Mines

     Cerro Bayo, Chile

      The Cerro Bayo mine, located in Southern Chile, is a high-grade gold and silver mine utilizing both underground and open pit mining methods, and is one of the lowest cost silver mines in the world. The property includes multiple low sulfide epithermal veins containing gold and silver. After our discovery of the deposit in 2000 and exploration and delineation drilling soon thereafter, we commenced initial mining operations in late 2001 and processing in April 2002. We have been granted exploitation concessions covering the mineralized areas of the property as well as the necessary surface rights to permit mining. Exploitation concessions are the Chilean equivalent to an unpatented claim, in which the holder does not have title to the surface, which must be separately acquired from the surface owner. The ore processing mill at the Cerro Bayo mine, which has a design capacity of 1,650 tons per day, uses a standard flotation process to produce a high-grade gold and silver concentrate. We also process ore from the Martha mine at the Cerro Bayo mill. We sell this concentrate to third-party smelters, primarily in Japan. We currently estimate our metallurgical recovery rates to be 91% for gold and 92% for silver.

      We spent approximately $1.4 million for exploration at Cerro Bayo during 2002 and completed a total of 87,250 feet of core drilling in 240 holes. We successfully discovered new reserves and mineralized material in six veins totaling 791,827 tons of ore with an average grade of 10.4 ounces of silver per ton and 0.16 ounces of gold per ton. The six veins are Lucero Norte, Lucero Sur, Luz Eliana, Celia Sur, Marta Sur and, most significantly, the Javiera vein.

      We determined that the reserves discovered on the Javiera vein during 2002 were sufficient to justify the construction of a new portal located 800 meters north of the Cerro Bayo mine beginning in the first quarter of 2003. Production from the Javiera vein commenced during the fourth quarter of 2003.

      At the end of 2002, we also discovered the Wendy vein with a drill hole containing 7.5 feet of 67.5 ounces of silver equivalent per ton. We use a conversion ratio of one ounce of gold equivalent per ton to 70 ounces of silver equivalent per ton. The Wendy vein is located 50 feet west of the Javiera vein and has a strike length of over 2,600 feet. We believe the resource potential of the Wendy vein is significant, and we will continue our evaluations during 2004.

      The numerous epithermal veins located within the 122 square mile property package surrounding the Cerro Bayo deposit offer exploration and development opportunities for us. To date, we have only focused our exploration efforts on a small percentage of the veins within the prospective Cerro Bayo trend, which is 2.5 miles east-west by six miles north-south in length. Based on our results and exploration there, we consider the potential to discover additional high grade veins within the trend to be excellent. We have discovered over 113 veins, the majority of which are located within nine miles of our existing mines and processing infrastructure.

      In addition, there are numerous low-grade deposits within our property package. We are currently evaluating the feasibility of constructing a heap leach facility which would allow for the utilization of open pit, bulk mining methods on the low-grade deposits. We expect the feasibility study to be completed in mid-2004. Based upon the results of the study, a construction decision could be entertained in the third quarter of 2004. We estimate it would take approximately six months to construct the heap leach facility, meaning that the first production from this portion of the mine could commence in early 2005.

     Martha, Argentina

      We own and operate the high-grade underground and open pit Martha silver mine, which is located 270 miles southeast of the Cerro Bayo mine in the Santa Cruz Province in Argentina. In April 2002, we acquired 145,000 acres including the Martha mine. We also acquired an additional 153,000 acres of exploration stage properties in Santa Cruz Province through our own reconnaissance. In June, 2002, we commenced shipping Martha’s high-grade ore to the Cerro Bayo mine for combined processing.

      With production underway, we also experienced positive exploration results at the Martha mine. We commenced exploration efforts during the second half of 2002 and focused primarily on the Martha vein located within the 100 acre Martha property. The Martha vein, which is exposed for over one mile at the surface, is one of six currently known veins that underwent limited exploration prior to our acquisition. Our efforts in 2002 consisted of mapping, sampling and the drilling of 89 holes totaling 21,320 feet. Our total expenditures during 2002 were $0.2 million.

      In 2002, we successfully discovered extensions of high grade ore along the strike of the Martha vein within the mine itself. We also located a new high-grade ore shoot called the “R 4 Zone” located approximately 300 feet southeast of the mine. The R 4 Zone remains open along strike, indicating that additional high-grade reserves may be subsequently discovered.

      As of December 31, 2002, we reported ore reserves in the R 4 Zone of 27,928 tons averaging 0.12 ounces of gold per ton and 143 ounces of silver per ton for a total of 4.2 million silver equivalent ounces. Based upon additional drill information, additional geologic interpretation and detailed mine planning completed during the third quarter of 2003, we now estimate reserves in the R 4 Zone of 11,892 tons averaging 0.095 ounces of gold per ton and 91 ounces of silver per ton for a total of 1.2 million silver equivalent ounces. After giving effect to this additional information, our reserve contained ounces of silver at the Cerro Bayo and Martha properties, as of December 31, 2002, would have been 10.4 million ounces of silver instead of 13.3 million ounces of silver and 139,000 ounces of gold instead of 141,000 ounces of gold as we previously reported, and our reserves for all of our properties would have been 72.1 million ounces of silver and 2.3 million ounces of gold instead of 75 million ounces of silver and 2.3 million ounces of gold as we previously reported. As a result of the additional work, we have discovered three highly prospective zones within the R 4 Zone that we expect will result in an increase to the ore reserve. We are currently drilling these zones and expect to update our ore reserve estimate in the first quarter of 2004.

      We have also initiated ground reconnaissance on our land holdings in the Santa Cruz Province surrounding the Martha mine, as well as 90 miles to the north surrounding our Lejano property, which also contains a significant silver resource. We discovered numerous new epithermal veins that contain high grade gold and silver mineralization on the surface. We have traced the surface expression of one of these veins, which is up to 13 feet wide, for over 3.5 continuous miles at the surface. Due to these positive results, we have increased our property holdings in the area by approximately 50% to 450 square miles.

Cerro Bayo/ Martha Mines—Proven and Probable Ore Reserves and

Mineralized Material at December 31, 2002

	Proven and
	Probable Ore	Mineralized
	Reserves	Material

Tons (000’s)	993	1,067
Ounces of silver per ton	13.39	7.94
Contained ounces of silver (000’s)	10,389 (1)	—
Ounces of gold per ton	0.14	0.12
Contained ounces of gold	139,000 (1)	—

(1)	We previously reported 13,293,000 contained ounces of silver and 141,000 ounces of gold at the Cerro Bayo and Martha properties at December 31, 2002 but have revised this figure based on additional information. See the discussion of the Cerro Bayo and Martha properties above.

     Rochester, Nevada

      The Rochester mine is a silver and gold surface mining operation located in northwestern Nevada. It is one of the largest and lowest cost primary silver mines in the United States. We commenced operations at Rochester in 1986, and it continues to be a stable base of silver and gold production for us. During 1999, we acquired the mineral rights to the Nevada Packard property, which is located 1.5 miles south of the Rochester mine.

      The Rochester property consists of 16 patented and 541 unpatented contiguous mining claims and 54 mill-site claims totaling approximately 11,000 acres. We utilize the heap leaching process at the mine to extract both silver and gold from ore mined using conventional open pit methods. We crush ore to approximately 3/8 inch and then transport it by conveyor to a loadout facility where it is transferred to 150 ton trucks. The trucks transport the ore to leach pads where we apply a solution via drip irrigation to dissolve the silver and gold contained in the ore. We haul some low-grade ores directly, as run-of-mine ore, which does not undergo any crushing, to leach pads where solution is applied to dissolve the silver and gold contained in the ore. We pump the solutions containing the dissolved silver and gold to a processing plant where zinc precipitation is used to recover the silver and gold from solution.

      Based upon actual operating experience and metallurgical testing, we estimate recovery rates of 61.5% for silver and 93% for gold on crushed ore. The leach cycle at the Rochester mine requires approximately seven years from the point ore is placed on the leach pad until all recoverable metal is recovered. However, a significant proportion of metal recovery occurs in the early years.

      During 2003, we began relocating and upgrading our existing crushing facility to access a portion of the reserves contained underneath the existing crusher and to expand our leach pad at an estimated cost of approximately $11.2 million. As a result, during the first nine months of 2003, production was lower and per ounce operating costs were higher than historically experienced. We completed the crusher relocation project during the fourth quarter of 2003 and we expect that production levels and per ounce operating costs will return to historical levels during 2004. Based upon the excellent operating performance demonstrated by the new crushing facility since startup in the fourth quarter of 2003, we are considering expanding the volume of material crushed to include certain low-grade, run-of-mine ores that were previously not crushed. We believe this will improve metallurgical recoveries, increase metal production and lower overall per ounce operating costs.

      At the Nevada Packard satellite deposit, we received all required permits to commence mining, which began in the first quarter of 2003.

Rochester Mine—Proven and Probable Ore Reserves and

Mineralized Material at December 31, 2002

	Proven and
	Probable Ore	Mineralized
	Reserves	Material

Tons (000’s)	46,946	33,756
Ounces of silver per ton	0.85	0.77
Contained ounces of silver (000’s)	39,717	—
Ounces of gold per ton	0.008	0.009
Contained ounces of gold	365,000	—

     Coeur Silver Valley, Idaho

      We own and operate the Galena underground silver-copper mine and the Coeur and Caladay properties that adjoin the Galena mine and we have operating control of several contiguous exploration properties in the Coeur d’Alene Silver Mining District of Idaho. Prior to 2003, as a result of financial constraints and low precious metals prices during the past three years, we did not perform significant exploration activity at Silver Valley. We believe that there are significant opportunities in the exploration of Silver Valley and the surrounding area, in addition to site expansion and consolidation. During the second half of 2003, we commenced a three year optimization plan designed to locate, develop and mine additional resources believed to exist on the property with an annual eventual production target of approximately 7.0 million ounces of silver. During this three year period, production is expected to decrease to approximately 3.6 million ounces annually, with an increase to the approximately 7.0 million ounce target expected in 2006.

      The Galena mine is served by two vertical shafts and utilizes conventional and mechanized cut and fill mining methods with sand backfill to extract ore from the high grade silver-copper vein deposits that constitute the majority of the ore reserves. We recover silver and copper by a flotation mill that produces a silver rich concentrate which we sell to third-party smelters in Canada. We deposit waste material from the milling process in a tailings pond located approximately two miles from the mine site. The tailings containment pond, which can be expanded on an as needed basis, has capacity for approximately nine additional years at current production rates.

      A comprehensive geological study of the immediate mine area has led to a much greater understanding of the geologic controls at Coeur Silver Valley. As a direct consequence, we have been able to discover new high-grade silver veins and to more efficiently extend many of the most prolific vein systems to depth and, in some instances, towards the upper levels of the Galena mine.

      The Coeur property is located adjacent to the Galena mine and consists of approximately 868 acres comprised of 38 patented mining claims and four unpatented mining claims. The mine has been on care and maintenance since 1998, thus there has been no mining activity; however, we believe that significant potential exists to discover additional high grade silver veins beneath the current limit of the underground workings. In addition, the Coeur mine property is connected to the Galena mine, thus any future discoveries at either mine could be efficiently developed and processed at either facility. This connection is currently being utilized to improve ventilation and safety systems at Galena.

      Based on our analysis of the existing Galena mine underground workings and drilling results on the Galena property, we believe that geologic conditions similar to those at Galena may extend into the Caladay property below the level of the current Caladay shaft. The Galena mine and the Caladay property are connected. In addition, the Caladay facilities benefit Galena mine operations by providing additional ventilation.

Coeur Silver Valley Mine—Proven and Probable Ore Reserves and

Mineralized Material at December 31, 2002(1)

	Proven and
	Probable Ore	Mineralized
	Reserves	Material

Tons (000’s)	952	2,259
Ounces of silver per ton	23.09	11.56
Contained ounces of silver (000’s)	21,987	—

(1)	At December 31, 2002, only the Galena Mine has proven and probable reserves.

Operating Mine Production Summary

      The following table summarizes our operating mine production for the three years ended December 31, 2000, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003:

				Nine Months Ended
	Year Ended December 31,			September 30,

	2002	2001	2000	2003	2002

Cerro Bayo/ Martha
Mine(1)
Silver ozs	3,112,169	—	939,882	3,775,953	1,141,891
Gold ozs	45,209	—	16,077	52,173	21,000
Cash Costs per oz./silver	$0.38	—	$10.10	$0.73	$1.21
Rochester Mine
Silver ozs	6,417,792	6,348,292	6,678,274	4,160,993	4,770,361
Gold ozs	71,905	78,200	75,886	41,237	52,440
Cash Costs per oz./silver	$2.99	$3.09	$3.21	$4.61	$3.11
Galena Mine
Silver ozs	5,302,721	4,507,652	4,013,891	2,733,716	4,045,253
Cash Costs per oz./silver	$4.25	$4.62	$4.59	$4.62	$4.20
Petorca Mine(2)
Gold ozs	—	17,945	26,891	—	—
Silver ozs	—	86,599	57,854	—	—
Cash Costs per oz./gold	—	$341	$345	—	—
Yilgarn Star Mine(3)
Gold ozs	—	—	26,046	—	—
Cash Costs per oz./gold	—	—	$227	—	—

				Nine Months Ended
	Year Ended December 31,			September 30,

	2002	2001	2000	2003	2002

Consolidated Production Totals
Silver ozs	14,832,682	10,942,543	11,689,901	10,670,662	9,957,505
Gold ozs	117,114	96,145	144,900	93,410	73,440
Consolidated Price and
Cost Totals
Realized price per ounce of silver	$4.64	$4.34	$4.94	$4.71	$4.67
Realized price per ounce of gold	$312	$275	$307	$341	$306
Primary silver cost per ounce	$2.89	$3.71	$5.55	$3.24	$3.33

(1)	We discontinued operations at the original Fachinal mine in December 2000 and commenced production at Cerro Bayo in April 2002 and at Martha in June 2002.

(2)	We closed the Petorca mine in August 2001.

(3)	We sold our interest in the Yilgarn Star mine on December 31, 2000.

     See reconciliation of non-GAAP cash costs to GAAP production costs in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

      Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of our mining properties for a specified period by the amount of silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of our mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of our mines on the same unit basis, management can determine the gross margin that each ounce of gold and silver produced is generating.

      “Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

      Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes.

Development Projects

     San Bartolomé, Bolivia

      We control the mining rights for the San Bartolomé project, a silver property in Bolivia. We completed a preliminary feasibility study in 2000, which concluded that an open pit mine was potentially capable of producing approximately 6 million ounces of silver annually. During the third quarter of 2003, we retained Flour Daniel Wright and SRK to prepare an updated feasibility study which is expected to be completed in the second quarter of 2004. Based upon the preliminary results of this more recent feasibility study, we estimate the capital cost of the project to be approximately $80 million, the annual production to be approximately 6 million ounces of silver over an initial mine life of approximately 14 years, and the cash costs per ounce of silver produced to be approximately $2.50. We expect to obtain all remaining permits in the second quarter of 2004. Subject to the completion of the updated feasibility study and the confirmation of the earlier findings, we could make a construction decision in the second quarter of 2004. We expect construction would take eighteen months, meaning that commercial production could commence in early 2006.

      We have also completed an independent ore reserves report for the San Bartolomé project and have reclassified a significant portion of the previously reported mineralized material containing 40.3 million tons of ore with an average grade of 3.14 per ton to 35.3 million tons of ore with an average grade of 3.48 ounces of silver per ton resulting in approximately 123 million ounces of proven and probable reserves.

San Bartolomé—Proven and Probable Ore Reserves at September 30, 2003

September 30, 2003

Tons (000’s)	35,300
Ounces of silver per ton	3.48
Contained ounces of silver (000’s)	123,000

     Kensington, Alaska

      We own the Kensington property, located north of Juneau, Alaska. Preliminary optimization studies completed in 1999 and 2000 estimated cash operating costs of approximately $225 per ounce of gold to produce an average of approximately 175,000 ounces per year for an estimated mine-life of 10 years with an estimated capital cost of approximately $150 million. During the third quarter of 2003, we retained SNL Lavalin and Snowden Associates to complete an updated feasibility study based on an alternative operating scenario which would eliminate the need for a man camp, simplify operating logistics and focus mining on higher-grade areas of the deposit (thereby reducing significantly the size of the mill facilities). This plan has the potential to significantly reduce capital and operating costs while preserving the ability to expand production as market conditions warrant. Based upon the preliminary results of the feasibility study, we estimate the capital costs of the project to be approximately $75 million, the annual production to be 100,000 ounces of gold over an initial mine life of ten years and the cash cost per ounce of gold produced to be approximately $195. We expect to obtain all required construction permits in the second quarter of 2004. Subject to the completion of the updated feasibility study early in the second quarter of 2004 and the confirmation of the earlier findings, we could make a construction decision in the second quarter of 2004. We expect construction to take eighteen months, meaning that commercial production could commence in early 2006.

Kensington Property—Proven and Probable Ore Reserves and

Mineralized Material at December 31, 2002

	Proven and
	Probable Ore	Mineralized
	Reserves	Material

Tons (000’s)	10,946	12,014
Ounces of gold per ton	0.16	0.12
Contained ounces of gold	1,751,000	—

Other Exploration Properties

      We continue to search for silver and gold mining properties and companies with a view to expanding our silver and gold production profile and reserves and reducing our cash costs and total costs. We own, lease and hold interests in certain exploration-stage mining properties located in the United States, Chile, Argentina and Bolivia.

      In keeping with our overall efforts to focus our financial resources, we conducted 100% of our 2002 exploration program on or near existing properties where infrastructure and production facilities are already in place. During 2003, we have continued to focus our exploration efforts on our existing properties, particularly at the Cerro Bayo mine in Chile and the Martha mine in Argentina.

Recent Developments

Operational Developments

      Driven primarily by positive results at our Cerro Bayo and Martha mines and continued progress at our development properties, our operational results have recently improved. During 2003, we:

•	produced 10.7 million ounces of silver in the first nine months of the year, an increase of 7% from the first nine months of 2002;

•	produced 93,410 ounces of gold in the first nine months of the year, an increase of 27% from the first nine months of 2002;

•	converted a significant portion of the reported mineralized materials at San Bartolomé to reserves measuring 35.3 million tons averaging 3.48 ounces of silver per ton, thereby containing approximately 123 million ounces of silver;

•	added 240,319 tons of mineralized material averaging 0.39 gold equivalent ounces per ton on the Cerro Bayo property during the first nine months of 2003; and

•	commenced updated feasibility studies at our San Bartolomé silver project and our Kensington gold project, with preliminary results indicating the potential to develop commercial operations that could significantly increase our silver and gold production beginning in 2006.

Financial Developments

      Debt Reduction Since 1998: Beginning in 1998, we undertook a program to substantially reduce our outstanding debenture indebtedness, of which approximately $289 million was outstanding as of January 1, 1998. Under this program, we reduced our debenture indebtedness to $79.5 million at December 31, 2002 and $9.6 million at December 31, 2003.

As of November 30, 2003, we had cash and cash equivalents and short-term investments of $82.4 million.

      Common Stock Offering. On November 25, 2003, we issued 3,150,000 shares of common stock in a registered offering.

The Offering

Issuer	Coeur d’Alene Mines Corporation

Notes Offered	$130 million aggregate principal amount of [ ]% Convertible Senior Notes due 2024. We have also granted the underwriters an over-allotment option to purchase up to $19.5 million aggregate principal amount of additional notes.

Maturity	January [ ], 2024

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all our existing and future senior unsecured indebtedness. The notes will be senior in right of payment to all our existing and future subordinated indebtedness. However, because the notes will not be guaranteed by our subsidiaries, they will be effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. Additionally, because the notes are unsecured, they will be effectively junior to all our existing and future secured debt. We and our subsidiaries are not restricted by the notes or the indenture under which the notes are issued from incurring additional indebtedness or liens.

Interest Payment Dates	January [ ] and July [ ] of each year beginning July [ ], 2004.

Conversion Rights	Holders may surrender notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:

• during any quarter commencing after the issuance of the notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that 30th trading day;

• if we have called those notes for redemption and the redemption has not yet occurred;

• during the five trading day period after any five consecutive trading day period in which the average trading price for $1,000 principal amount of the notes for each day of such five consecutive day period was less than 95% of the product of our common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes or;

• upon the occurrence of specified corporate transactions described under “Description of the Notes—Conversion Rights.”

Holders may convert any outstanding notes into shares of our common stock at an initial conversion price per share of $[ ]. This represents a conversion rate of approximately [ ] shares of common stock per $1,000 principal amount of notes. The conversion price (and resulting conversion rate) is subject to adjustment but will not be adjusted for accrued interest. No holder will receive upon conversion any cash payment or adjustment on account of accrued but unpaid interest or on account of dividends on shares issued in connection with the conversion. Instead, such accrued but unpaid interest will be deemed paid upon your receipt of shares of common stock upon conversion of the notes.

Optional Redemption	Before January [ ], 2011. We may redeem some or all of the notes for cash at any time prior to January [ ], 2011, upon not less than 30 days’ nor more than 60 days’ notice of redemption given to you, if the closing price of our common stock has exceeded 150% of the price per share of our common stock corresponding to the conversion rate then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of a notice of redemption. Under such circumstances, we would pay the holder a redemption price equal to:

• 100% of the principal amount of notes to be redeemed, plus

• accrued but unpaid interest, if any, to, but excluding, the redemption date, plus

• an amount equal to [ ]% of the principal amount of notes to be redeemed, less the amount of any interest actually paid on the notes on or prior to the redemption date (including pursuant to the immediately preceding bullet point).

After January [ ], 2011. We may redeem some or all of the notes for cash at any time on or after January [ ], 2011, upon not less than 30 days’ nor more than 60 days’ notice of redemption given to you. Under such circumstances, we would pay the holder a redemption price equal to 100% of the principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding, the redemption date. See “Description of Notes—Optional Redemption of the Notes.”

Sinking Fund	None

Repurchase of Notes at the Option of the Holder	You may require us to purchase all or a portion of your notes on January [ ], 2011, 2014 and 2019 for a purchase price equal to 100% of their principal amount plus accrued but unpaid interest to but excluding the repurchase date. We may choose, in our sole discretion, to pay the repurchase price in cash or shares of our common stock, or a combination of cash and shares of our common stock. If we pay the repurchase price with shares of our common stock, the shares will be valued at 95% of the average closing prices of our common stock for the 10 trading days immediately preceding and including the third trading day prior to the date of the repurchase, as appropriately adjusted. See “Description of Notes—Repurchase of Notes at the Option of the Holder.”

Change in Control	If a change in control, as that term is defined in “Description of Notes—Right to Require Purchase of Notes upon a Change in Control,” occurs, you will have the right to require us to repurchase all or a portion of your notes for a period of time after the change in control. The repurchase price will be an amount of cash equal to 100% of the principal amount of the notes, plus accrued but unpaid interest to the date of repurchase.

Form of the Notes	The notes will be represented by one or more global notes in fully registered form without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests will be effected only through, records maintained by DTC and its participants. See “Description of Notes—Book-Entry System.”

Use of Proceeds	We estimate that the net proceeds after expenses from the offering will be approximately $[ ] million ($[ ] million if the underwriters exercise their option to purchase additional notes in full). We intend to use the proceeds of this offering for general corporate purposes, which could include the development of either the San Bartolomé silver project or the Kensington gold project or both. We estimate that a capital investment of approximately $155 million will be required to develop these projects. We are awaiting updated feasibility studies for both San Bartolomé and Kensington and cannot give any assurance that these projects will ultimately be developed. To the extent we do not use the proceeds of the offering for the projects, such proceeds will be used for general corporate purposes.

Risk Factors	See “Risk Factors” and the other information in and incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “CDE.” The Notes will not be listed on any national securities exchange or on the Nasdaq National Market. We cannot give any assurance as to the liquidity of, or the existence of, a trading market for the Notes. For more information, see “Underwriting.”

Summary Consolidated Financial Information

      This section presents our summary historical financial data. You should read carefully the financial statements incorporated by reference into this prospectus supplement, including the notes to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected data in this section is not intended to replace the financial statements.

      We derived the income statement data for the years ended December 31, 2000, 2001 and 2002, and balance sheet data as of such dates from the audited financial statements incorporated by reference into this prospectus supplement. We derived the income statement for the nine months ended September 30, 2002 and 2003 and balance sheet data as of such dates from the unaudited financial statements incorporated by reference into this prospectus supplement. Our management believes that the unaudited historical financial statements contain all adjustments needed to present fairly the information included in those statements, and that the adjustments made consist only of normal recurring adjustments.

				Nine Months Ended
	Year Ended December 31,			September 30,

	2002	2001	2000	2003	2002

	(in thousands, except per share data)
Income Statement Data:
Revenues:
Sales of metal	$85,944	$69,200	$93,174	$78,108	$60,458
Other income(1)	8,544	2,712	8,032	1,071	5,201

Total revenues	94,488	71,912	101,206	79,179	65,659
Costs and expenses:
Production costs	82,855	69,149	86,661	55,740	58,924
Depreciation and depletion	13,511	11,347	20,785	12,955	8,130
Administrative and general	8,806	8,122	9,714	8,241	5,724
Mining exploration	3,849	6,362	6,737	3,367	2,397
Pre-feasibility	2,606	3,684	2,675	1,229	2,300
Interest expense	21,948	14,592	16,999	10,726	17,431
Write-down of mining properties and other(2)	23,060	9,946	21,236	4,171	2,924
Loss (Gain) on early retirement of debt(3)	19,061	(48,217)	(16,136)	33,957	2,920

Total expenses	175,696	74,985	148,671	130,386	100,750

Net loss from operations before Income taxes	(81,208)	(3,073)	(47,465)	(51,207)	(35,091)
(Provision) benefit for income taxes	—	6	(348)	7	—

Net loss before cumulative effect of change in accounting principle	(81,208)	(3,067)	(47,813)	(51,200)	(35,091)
Cumulative effect of change in accounting principle	—	—	—	(2,306)	—

Net loss	(81,208)	(3,067)	(47,813)	(53,506)	(35,091)
Other comprehensive (loss)/gain	(1,470)	821	(297)	(319)	(1,051)

Comprehensive loss	$(82,678)	$(2,246)	$(48,110)	$(53,825)	$(36,142)

Basic and Diluted Earnings Per Share Data:
Net loss per share	$(1.04)	$(0.07)	$(1.41)	$(0.35)	$(0.51)

Cash dividends paid per common share	$—	$—	$—	$—	$—

Weighted average shares of common stock	78,193	41,946	35,439	153,679	69,354

Balance Sheet Data:
Total assets	$173,088	$210,380	$271,377	$268,678	$192,811
Working capital (restated)(4)	$6,645	$16,270	$52,263	$106,314	$32,047
Long-term liabilities	$89,711	$141,877	$228,659	$43,315	$121,066
Shareholders’ equity	$47,298	$26,788	$17,440	$196,373	$52,568

(1)	Included in other income for the year 2002 are: (i) the gain on the sale of Petorca of $1.4 million, and (ii) a gain on the sale of other assets of $3.2 million. Included in other income in 2001 is interest income of $2.7 million. Included in other income for the year 2000 are: (i) a gain recorded on mark to market of our gold call positions sold of $4.1 million, and (ii) loss on investment in stock of $2.3 million.

(2)	The year ended December 31, 2002 includes an impairment to the Coeur Silver Valley properties of $19.0 million. The year ended December 31, 2001 includes an impairment in the Kensington development property of $6.1 million. On March 16, 2001, we reached an agreement with representatives of the United States to settle the lawsuit filed by the government in March 1996 in the U.S. District Court for the District of Idaho alleging response cost damages to federal natural resources in the Coeur d’Alene River Basin. The terms of the settlement provided for payments by us to the government of approximately $3.9 million plus a maximum of $3.0 million of future conditional net smelter royalty payments. As a result, during fiscal 2001, we recorded an expense of approximately $4.2 million for settlement of this lawsuit, including $3.9 million in payments and estimated legal fees and other costs. As a consequence of the sale of our shareholding in Gasgoyne Gold Mines NL, we recorded a write-down of $12.2 million in 2000 to reflect the excess book value of our shareholding above the $15.6 million sales price.

(3)	In September 2002, the EITF issued 02-15, “Determining Whether Certain Conversions of Convertible Debt to Equity Securities Are within the Scope of FASB Statement No. 84”. The EITF concluded that the conversion of debt to equity pursuant to inducement should be accounted for in accordance with SFAS No. 84. SFAS No. 84 requires a non-cash charge to earnings for the implied value of an inducement to convert from convertible debt to common equity securities of the issuer. SFAS No. 84 does not apply, however, if the conversion of convertible debt is under the original terms of the debenture.

We applied the provisions of SFAS No. 84 to all convertible debt for equity exchange transactions completed after September 11, 2002. In the fourth quarter of 2002, we purchased $10.3 million and $2.7 million aggregate principal amount of our 6 3/8% Convertible Subordinated Debentures due 2004 and our 7 1/4% Convertible Subordinated Debentures due 2005, respectively. We issued approximately 8.7 million shares of our common stock with a market value of approximately $17.2 million. The value of securities issuable pursuant to original conversion privileges was approximately $1.1 million. Therefore, pursuant to the provisions of SFAS No. 84, an induced debt conversion expense of $16.1 million was recorded and is included in gain (loss) on early retirement of debt in the consolidated statement of operations for the year December 31, 2002.

We purchased $13.7 million, $0.8 million and $0.3 million aggregate principal amount of our 6% Senior Convertible Debentures due 2002, our 6 3/8% Convertible Subordinated Debentures due 2004, and our 7 1/4% Convertible Subordinated Debentures due 2005, respectively, during the first nine months of 2002. We issued approximately 15.3 million shares of our common stock and recorded a loss on early retirement of debt of approximately $2.9 million. In addition, holders of $25.9 million of Series I 13 3/8% Convertible Senior Subordinated Notes due December 2003 and $14.1 million of the Series II 13 3/8% Convertible Senior Subordinated Notes due December 2003 voluntarily converted such Notes, under the original terms of the applicable indentures, into approximately 29.6 million shares of common stock. We also issued 6.2 million shares of common stock as payment of interest expense on the 13 3/8% Notes. Transactions completed prior to September 11, 2002 were accounted for as extinguishments of debt, in accordance with APB No. 26, “Early Extinguishment of Debt”.

During 2001, we issued 6.1 million shares of common stock in exchange for approximately $16 million in principal amount of our 7 1/4% Convertible Subordinated Debentures due 2005, and recorded a gain of approximately $9.0 million. Also during 2001, we completed an exchange offer whereby existing convertible subordinated debenture holders could exchange their existing debt for the newly registered 13 3/8% Convertible Senior Subordinated Notes due 2003. As a result of the exchange offer, we recorded a gain of $39.2 million, net of taxes and offering costs in the third quarter of 2001.

During 2000, we repurchased approximately $9.1 million principal amount of our 6% Convertible Subordinated Debentures due 2002, approximately $0.6 million principal amount of our 6 3/8% Convertible Subordinated Debentures due 2004, and approximately $22.0 million principal amount of our outstanding 7 1/4% Convertible Subordinated Debentures due 2005. We paid a price for those repurchased debentures of approximately $14.1 million. As a result of these repurchases, we recorded a gain of approximately $16.1 million.

During the first nine months of 2003, holders of $12.7 million of our 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 voluntarily converted such notes, in accordance with original terms, into approximately 9.6 million shares of common stock including payment for make whole provision for interest expense.

During the first nine months of 2003, we repurchased $27.9 million and $2.1 million principal amount of our outstanding 6 3/8% Convertible Subordinated Debentures due 2004 and our 7 1/4% Convertible Subordinated Debentures due 2005, respectively, in exchange for 18.5 million shares of common stock and recorded a loss on exchange and early retirement of debt of approximately $29.6 million. The shares included 0.6 million shares of common stock issued as payment for interest expense as part of the transaction. In conjunction with the issuance of the 9% Convertible Senior Subordinated Notes due 2007, we also issued 0.6 million shares of common stock for partial payment of offering costs of $1.0 million.

In July 2003, we and each of the holders of our 9% Convertible Senior Subordinated Notes due 2007 entered into an Early Conversion Agreement, whereby such holders exchanged an aggregate of $32.6 million principal amount of our 9% Convertible Senior Subordinated Notes due 2007 for 27.5 million shares of common stock, including shares issued for accrued interest. We recorded a loss on early retirement of debt of $4.2 million in the third quarter of 2003 in conjunction with this transaction.

(4)	We have made corrections to amounts presented in prior year financial statements to present separately the portion of the amount attributable to ore on leach pads that represents a long-term asset and to correct the classification of restricted investments from current assets to long-term assets. The amount previously reported as current inventory has been reduced by $19.9 million in 2000 and $12.4 million in 2001. In addition, the entire restricted investments balance of $11.2 million in 2001 has been reclassified to long-term assets. The effect of these corrections reduced previously reported current assets by $23.6 million from $81.6 million to $58.0 million and increased long-term assets by the same amount.

All of these corrections have had no impact on our previously reported results of operations, earnings per share, total assets and liabilities, or shareholders’ equity.

Risk Factors

      You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.

Risks Relating to an Investment in the Notes

Our obligations under the notes will be unsecured and, therefore, will be effectively subordinated to any of our secured debt.

      Our obligations under the notes are unsecured by any of our assets or any assets of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt that we may incur. In any liquidation, dissolution, bankruptcy, or other similar proceeding, holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. The notes and the related indenture do not limit our ability to incur additional indebtedness, liabilities and obligations, including secured indebtedness, and we may incur significant additional indebtedness that ranks senior to or equally with the notes.

Creditors of our subsidiaries will get paid before you will get paid.

      We operate our business through our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including our obligations under the notes. The notes are not guaranteed by our subsidiaries and, consequently, our subsidiaries are not obligated or required to pay any amounts pursuant to the notes or to make funds available in the form of dividends or advances. In the future, we may change some portion of our business that we operate through our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and subject to contractual or statutory restrictions.

      In addition, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s bankruptcy, liquidation, reorganization or similar proceeding, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, if any. Therefore, holders of the notes should look only to our assets for payments on the notes. The notes and the related indenture do not limit the ability of any of our subsidiaries to incur additional indebtedness, liabilities and obligations.

If we experience a change in control, we may be unable to purchase your notes as required under the indenture.

      Upon a change in control, as defined in the indenture governing the notes, you will have the right to require us to repurchase your notes. If we experience a change in control and do not have sufficient funds to pay the repurchase price for all of the notes you tendered, an event of default under the indenture governing the notes would occur as a result of such failure. See “Description of Notes— Right to Require Purchase of Notes upon a Change in Control.”

Our reported earnings per share may be more volatile because of the conversion contingency provision of the notes.

      Holders of the notes are entitled to convert the notes into shares of our common stock, among other circumstances, if the common stock price for the periods described in this prospectus supplement is more than 120% of the conversion price. Unless and until this contingency or another conversion contingency is met, the shares of our common stock into which the notes are convertible are not included in the calculation of our basic or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would, depending on the relationship between the interest on the notes and the earnings per share of our common stock, be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of our reported fully diluted earnings per share.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

      The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in the trading price of the notes being less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

The market price of our common stock, into which the notes are convertible, has been volatile and may decline.

      The market price of our common stock, into which the notes are convertible, has been volatile and may decline in the future. The high and low closing sale prices of our common stock were $4.125 and $0.8125 per share in 2000, $1.95 and $0.65 in 2001, $2.36 and $0.79 in 2002 and $5.78 and $1.16 in 2003. The closing sale price on the New York Stock Exchange at January 5, 2004 was $6.67 per share.

      The market price of our common stock historically has fluctuated widely and been affected by many factors beyond our control. These factors include:

•	the market prices of silver and gold;

•	general stock market conditions;

•	interest rates;

•	expectations regarding inflation;

•	currency values; and

•	global and regional political and economic conditions and other factors.

There is no prior public market for the notes, so if an active trading market does not develop for the notes you may not be able to resell them.

      Prior to this offering, there was no public market for the notes and we cannot assure you that an active trading market will ever develop for the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The underwriters have informed us that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. We do not intend to apply for listing the notes on any securities exchange.

Our future operating performance may not generate cash flows sufficient to meet our debt payment obligations, and our indebtedness could negatively impact holders of our notes and our common stock, into which the notes are convertible.

      As of November 30, 2003 we had a total of approximately $16.5 million outstanding indebtedness, consisting of $9.6 million of our 7 1/4% Convertible Subordinated Debentures due October 31, 2005, $5.7 million of current bank financing, and $1.2 million of building mortgage. Following this offering, and assuming that the underwriters do not exercise their over-allotment option, we will have a total of approximately $146.5 million outstanding indebtedness.

      Our ability to make scheduled debt payments on our outstanding indebtedness will depend on our future operating performance and cash flow. Our operating performance and cash flow, in part, are subject to economic factors beyond our control, including the market prices of silver and gold. We may not be able to generate enough cash flow to meet our obligations and commitments. If we cannot generate sufficient cash flow from operations to service our debt, we may need to further refinance our debt, dispose of assets, or issue equity to obtain the necessary funds. We cannot predict whether we will be able to refinance our debt, issue equity, or dispose of assets to raise funds on a timely basis or on satisfactory terms.

      We incurred net losses of $53.5 million in the nine months ended September 30, 2003, $81.2 million in fiscal 2002, $3.1 million in fiscal 2001 and $47.8 million in fiscal 2000. These losses could continue.

      Our indebtedness could negatively impact holders of our notes and our common stock, into which the notes are convertible, in many ways, including by:

•	reducing funds available to support our business operations and for other corporate purposes because portions of our cash flow from operations must be dedicated to the payment of principal and interest on our debt;

•	impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	making us more vulnerable to a downturn in general economic conditions or in our business; and

•	negatively affecting our ability to pay interest and principal on our debt, including the notes.

We may be unable to raise additional financing necessary to conduct our business, make payments when due or refinance our debt.

      We may need to raise additional funds in the future in order to implement our business plan, to refinance our debt or to acquire complementary businesses or products. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, holders of common stock may experience significant dilution of their ownership interest and these securities may have rights senior to those of the holders of our common stock.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock and any common stock issued upon conversion of the notes and may materially and adversely affect the price of our common stock and the trading price of the notes, which are convertible into common stock.

      The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing shareholders’ equity interests in us. We are authorized to issue, without shareholder approval, 10,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative participating, optional, conversion and other special rights of the shares of each such series, and the qualification, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of preferred stock, or any or all of them. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, without shareholder approval, up to 250,000,000 shares of common stock, of which 214,165,618 shares were outstanding as of November 30, 2003. We are also authorized to issue, without shareholder approval, securities convertible into either shares of common stock or preferred stock. If we issue additional equity securities, the price of our common stock and the trading price of the notes, which are convertible into our common stock, may be materially and adversely affected.

We are subject to anti-takeover provisions in our charter, in our bylaws and in our shareholder rights plan that could delay or prevent an acquisition of Coeur even if such an acquisition would be beneficial to our shareholders.

      The provisions of our articles of incorporation and our bylaws could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our shareholders. Some of these provisions:

•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior shareholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock;

•	authorize the board of directors to increase or decrease the size of the board without shareholder approval;

•	authorize a majority of the directors then in office to fill any vacancy on the board of directors; and

•	require that a “fair price” be paid in some business transactions.

      We have also implemented a shareholder rights plan which could delay or prevent a third party from acquiring us.

Risks Relating to our Business

We have incurred losses in the last five years due to several factors, including historically low gold and silver market prices, and may continue to incur losses in the future. Such losses would negatively affect our ability to pay interest and principal on the notes, the trading price of the notes, and the price of our common stock into which the notes are convertible and affect our business as a whole.

      We have incurred net losses in the last five years, and have had losses from continuing operations in each of those periods. Factors significantly contributing to our losses are:

•	historically low gold and silver market prices;

•	our deliberate pursuit of a growth policy calling for the acquisition of mining properties and companies and financing such growth principally by incurring convertible indebtedness, thereby increasing our interest expense;

•	write-offs for impaired assets and other holding costs in 1998 ($223.6 million), 1999 ($20.2 million), 2000 ($21.2 million), 2001 ($6.1 million) and 2002 ($19.0 million); and

•	losses on the early retirement of debt of $19.1 million in 2002, and $34.0 million for the nine months ended September 30, 2003.

      If silver and gold prices decline and we are unable to reduce our production costs, our losses may continue. If lower silver and gold prices make mining at our properties uneconomical, we may be required to recognize additional impairment write-downs, which would increase our operating losses and negatively impact our ability to pay interest and principal on the notes, the trading price of the notes, and the price of our common stock into which the notes are convertible.

We may be required to incur additional indebtedness to fund our capital expenditures. Additional indebtedness will restrict our operations, and may negatively affect our ability to pay interest and principal on the notes, the trading price of the notes, and the price of our common stock into which the notes are convertible and negatively impact our business.

      We have historically financed our operations through the issuance of convertible debt and may be required to incur additional indebtedness in the future. In particular, we anticipate that we could reach a final decision to develop the San Bartolomé and Kensington projects in 2004, which would require a capital investment of approximately $155 million. While we believe that the proceeds from this offering, along with cash on hand, will be sufficient for us to make this level of capital investment, no assurance can be given that additional capital investment will not be required to be made at these or other projects. If we are unable to generate enough cash to finance such additional capital expenditures through operating cash flow and the issuance of common stock, we may be required to issue additional indebtedness. Any additional indebtedness would increase our debt payment obligations, and may negatively affect our ability to pay interest and principal on the notes, the trading price of the notes, and the price of our common stock into which the notes are convertible and negatively impact our business.

We have not had sufficient earnings to cover fixed charges in recent years and presently expect that situation to continue.

      As a result of our net losses, our earnings have not been adequate to satisfy fixed charges (i.e., interest, preferred stock dividends and that portion of rent deemed representative of interest) in each of the last five years. The amounts by which earnings were inadequate to cover fixed charges were approximately $227.0 million in 1998, $29.3 million in 1999, $47.5 million in 2000, $3.1 million in 2001 and $81.2 million in 2002 and $51.2 million in the nine months ended September 30, 2003, respectively. As of December 31, 2003, we are required to make fixed payments on $9.6 million principal amount of our 7 1/4% Convertible Subordinated Debentures due 2005, requiring annual interest payments of approximately $0.7 million until their maturity on October 31, 2005. We do not expect that a significant amount of our remaining 7 1/4% Convertible Subordinated Debentures due October 31, 2005 will be converted into common stock in the foreseeable future because the contractual conversion price of the issue, as set forth in the indenture, substantially exceeds the current market price of our common stock.

      We expect to satisfy our fixed charges and other expense obligations in the future from cash flow from operations and, if cash flow from operations is insufficient, from working capital, which amounted to approximately $106.3 million at September 30, 2003. In the last five years, we have been experiencing negative cash flow from operating activities. The amount of net cash used in our operating activities amounted to approximately $4.5 million for the nine months ended September 30, 2003, $7.7 million for the nine months ended September 30,

2002, $8.5 million in 2002, $29.9 million in 2001 and $23.8 million in 2000. The availability of future cash flow from operations or working capital to fund the payment of interest on the notes, our debentures and other fixed charges will be dependent upon numerous factors, including our results of operations, silver and gold prices, levels and costs of production at our mining properties, the amount of our capital expenditures and expenditures for acquisitions, developmental and exploratory activities, and the extent to which we are able to reduce the amount of our indebtedness through additional exchanges.

The market prices of silver and gold are volatile and until recently have been near historically low levels. Low silver and gold prices may result in decreased revenues and increased losses, and may negatively affect our business.

      Silver and gold are commodities. Their prices fluctuate, and are affected by many factors beyond our control, including interest rates, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. For the nine months ended September 30, 2003, we derived approximately 65% of our revenues from sales of silver. As such, our earnings are directly related to the price of this metal.

      The market prices of silver (Handy & Harman) and gold (London Final) on January 5, 2004 were $6.22 and $423.65 per ounce, respectively. The price of silver and gold may decline in the future. Factors that are generally understood to contribute to a decline in the price of silver include sales by private and government holders, and a general global economic slowdown.

      If the prices of silver and gold are depressed for a sustained period, our net losses will continue, we may be forced to suspend mining at one or more of our properties until the price increases, and record additional asset impairment write-downs. Any lost revenues, continued or increased net losses or additional asset impairment write-downs would affect our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible and have a negative impact on our business.

We have recorded significant write-downs of mining properties in recent years and may have to record additional write-downs, which could negatively impact our results of operations and our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible.

      Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets,” established accounting standards for impairment of the value of long-lived assets such as mining properties. SFAS 144 requires a company to review the recoverability of the cost of its assets by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment must be recognized when the carrying value of the asset exceeds these cash flows, and recognizing impairment write-downs has negatively impacted our results of operations in recent years.

      While we do not believe that any of our other properties presently requires a write-down pursuant to SFAS 144, if silver or gold prices decline or we fail to control production costs or realize the mineable ore reserves at our mining properties, we may recognize further asset write-downs. We also may record other types of additional mining property write-downs in the future to the extent a property is sold by us for a price less than the carrying value of the property, or if liability reserves have to be created in connection with the closure and reclamation of a property. Additional write-downs of mining properties could negatively impact our results of operations and accordingly, our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible.

The estimation of ore reserves is imprecise and depends upon subjective factors. Estimated ore reserves may not be realized in actual production. Our operating results, and, accordingly our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible and our business as a whole, may be negatively affected by inaccurate estimates.

      The ore reserve figures presented in our public filings are estimates made by our technical personnel. Reserve estimates are a function of geological and engineering analyses that require us to make assumptions about production costs and silver and gold market prices. Reserve estimation is an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and we may be required to reduce reserve estimates, discontinue development or mining at one or more of our properties, or write down assets as impaired. Should we encounter mineralization or geologic formations at any of our mines or projects different from those we predicted, we may adjust our reserve estimates and alter our mining plans. Either of these alternatives may have a negative effect on our actual production and operating results, which, in turn, would negatively affect our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible and our business as a whole.

      We based our ore reserve determinations on a long-term silver price average of $5.00 per ounce and a long-term gold price average of $350 per ounce.

The estimation of the ultimate recovery of metals contained within the heap leach pad inventory is inherently inaccurate and subjective and requires the use of estimation techniques. Actual recoveries can be expected to vary from estimations, which may adversely affect our operating results, and consequently our business and our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible.

      The Rochester mine utilizes the heap leach process to extract silver and gold from ore. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

      The key stages in the conversion of ore into silver and gold are (i) the blasting process in which the ore is broken into large pieces; (ii) the processing of the ore through a crushing facility that breaks it into smaller pieces; (iii) the transportation of the crushed ore to the leach pad where the leaching solution is applied; (iv) the collection of the leach solution; (v) subjecting the leach solution to the precipitation process, in which gold and silver is converted back to a fine solid; (vi) the conversion of the precipitate into doré; and (vii) the conversion by a third party refinery of the doré into refined silver and gold bullion.

      We use several integrated steps to scientifically measure the metal content of ore placed on the leach pads during the key stages. As the ore body is drilled in preparation for the blasting process, samples of the drill residue are assayed to determine estimated quantities of contained metal. We estimate the quantity of ore by utilizing global positioning satellite survey techniques. We then process the ore through a crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. We then transport the crushed ore to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, we continuously sample for assaying. We measure the quantity of leach solution with flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to doré, which is the final product produced by the mine. We again weigh, sample and assay the doré. Finally, a third party smelter converts the doré into refined silver and gold bullion. At this point we are able to determine final ounces of silver and gold available for sale. We then review this end result and reconcile it to the estimates we developed and used throughout the production process. Based on this review, we adjust our estimation procedures when appropriate.

      Our reported inventories include metals estimated to be contained in the ore on the leach pads of $31.4 million as of September 30, 2003. Of this amount, $15.7 million is reported as a current asset and $15.7 million is reported as a noncurrent asset. The distinction between current and noncurrent is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that will be extracted beyond twelve months is classified as noncurrent.

      The estimate of both the ultimate recovery expected over time, and the quantity of metal that may be extracted relative to such twelve month period, requires the use of estimates which are inherently inaccurate since they rely upon laboratory test work. Test work consists of 60 day leach columns from which we project metal recoveries up to five years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over approximately fifteen years of leach pad operation at the Rochester mine. The assumptions we use to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. We periodically review our estimates compared to actual experience and revise our estimates when appropriate. The length of time necessary to achieve our currently estimated ultimate recoveries of 61.5% for silver and 93% for gold is estimated to be between five and 10 years. However, the ultimate recovery will not be known until leaching operations cease, which is currently estimated for 2011.

      When we began leach operations in 1986, based solely on laboratory testing, we estimated the ultimate recovery of silver and gold at 50% and 80%, respectively. Since 1986, we have adjusted the expected ultimate recovery three times (once in each of 1989, 1997 and 2003) based upon actual experience gained from leach operations. In 2003, we revised our estimated recoveries for silver and gold to 61.5% and 93%, respectively, which increased the estimated recoverable ounces of silver and gold contained in the heap by 1.8 million ounces and 41,000 ounces, respectively.

      If our estimate of ultimate recovery requires adjustment, the impact upon our inventory valuation and upon our income statement would be as follows:

	Positive/Negative			Positive/Negative
	Change in Silver Recovery			Change in Gold Recovery

	1%	2%	3%	1%	2%	3%

Quantity of recoverable ounces	1.3 million	2.6 million	5.2 million	8,700	17,400	34,800
Positive impact on future cost of production per silver equivalent ounce for increases in recovery rates	$0.23	$0.41	$0.57	$0.11	$0.21	$0.30
Negative impact on future cost of production per silver equivalent ounce for decreases in recovery rates	$0.28	$0.64	$1.13	$0.12	$0.26	$0.41

      Inventories of ore on leach pads are valued based upon actual costs incurred to place such ore on the leach pad, less costs allocated to minerals recovered through the leach process. The costs consist of those production activities occurring at the mine site and include the costs, including depreciation, associated with mining, crushing and precipitation circuits. In addition, refining is provided by a third party refiner to place the metal extracted from the leach pad in a saleable form. These additional costs are considered in the valuation of inventory. Negative changes in our inventory valuations and correspondingly on our income statement would have an adverse impact on our ability to pay interest and principal on the notes, the trading price of the notes and the market price of our common stock into which the notes are convertible.

Our estimates of current and non-current inventories may not be realized in actual production and operating results, which may impact the price of our common stock into which the notes are convertible, negatively affect our business and our ability to pay interest and principal on the notes and the trading price of the notes.

      We use estimates, based on prior production results and experiences, to determine whether heap leach inventory will be recovered more than one year in the future, and is non-current inventory, or will be recovered within one year, and is current inventory. The estimates involve assumptions that may not prove to be consistent with our actual production and operating results. We cannot determine the amount ultimately recoverable until leaching is completed. If our estimates prove inaccurate, our operating results may be less than anticipated, and our ability to pay interest and principal on the notes, the trading price of the notes and the market price of our common stock into which the notes are convertible could be affected, affecting our business overall.

Significant investment risks and operational costs are associated with our exploration, development and mining activities, such as San Bartolomé and Kensington. These risks and costs may result in lower economic returns and may adversely affect our business, our ability to pay interest and principal on the notes, the trading price of the notes and our common stock into which the notes are convertible.

      Our ability to sustain or increase our present production levels depends in part on successful exploration and development of new ore bodies and/or expansion of existing mining operations. Mineral exploration, particularly for silver and gold, involves many risks and is frequently unproductive. If mineralization is discovered, it may take a number of years until production is possible, during which time the economic viability of the project may change. Substantial expenditures are required to establish ore reserves, extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance of necessary permits and receipt of adequate financing.

      Development projects, such as San Bartolomé and Kensington, may have no operating history upon which to base estimates of future operating costs and capital requirements. Particularly for development projects, estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, actual cash operating costs and economic returns of any and all development projects, including San Bartolomé and Kensington, may materially differ from the costs and returns estimated, and accordingly, our business results, our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible may be adversely affected.

Our silver and gold production may decline, reducing our revenues and negatively impacting our business, our ability to pay interest and principal on the notes, the trading price of the notes and our common stock into which the notes are convertible.

      Our future silver and gold production may decline as a result of an exhaustion of reserves and possible closure of mines. It is our business strategy to conduct silver and gold exploratory activities at our existing mining and exploratory properties as well as at new exploratory projects, and to acquire silver and gold mining properties and businesses that possess mineable ore reserves and are expected to become operational in the near future. We can provide no assurance that our silver and gold production in the future will not decline. Accordingly, our revenues from the sale of silver and gold may decline, negatively affecting our business, our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible.

There are significant hazards associated with our mining activities, not all of which are fully covered by insurance. To the extent we must pay the costs associated with such risks, our business may be negatively affected as well as the trading price of the notes, our ability to pay interest and principal on the notes and the price of our common stock into which the notes are convertible.

      The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Although we maintain insurance in an amount that we consider to be adequate, liabilities might exceed policy limits, in which event we could incur significant costs that could adversely affect our results of operations. Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry. The realization of any significant liabilities in connection with our mining activities as described above could negatively affect our ability to pay interest and principal on the notes, the trading price of the notes, the price of our common stock into which the notes are convertible, and of our business as a whole.

We are subject to significant governmental regulations, and their related costs and delays may negatively affect our business, our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible.

      Our mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations including mine safety, toxic substances and other matters related to our business. Although these laws and regulations have never required us to close any mine, the costs associated with compliance with such laws and regulations are substantial. Possible future laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of our properties. Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations, which could lead to the imposition of substantial fines, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in our operations. Although we believe we are in substantial compliance with applicable laws and regulations, we cannot assure you that any such law, regulation, enforcement or private claim will not have a negative effect on our business, financial condition, results of operations, or our common stock.

      Some of our mining wastes are currently exempt to a limited extent from the extensive set of federal Environmental Protection Agency (EPA) regulations governing hazardous waste under the Resource Conservation and Recovery Act (RCRA). If the EPA designates these wastes as hazardous under RCRA, we would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a mining facility, such facility may be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Under CERCLA, any owner or operator of a Superfund site since the time of its contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts. Additional regulations or requirements are also imposed upon our tailings and waste disposal areas in Idaho and Alaska under the federal Clean Water Act (CWA) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA. Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada, Idaho and Alaska. Compliance with CERCLA, the CWA and state environmental laws could entail significant costs, which could negatively affect our operations and, accordingly, our business as a whole and our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible.

      In the context of environmental permits, including the approval of reclamation plans, we must comply with standards and regulations which entail significant costs and can entail significant delays. Such costs and delays could have a dramatic impact on our operations, our business as a whole, our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible.

We are required to obtain government permits to expand operations or begin new operations. The costs and delays associated with such approvals could affect our operations, reduce our revenues, and negatively affect our ability to pay interest and principal on the notes, the trading price of the notes and our common stock into which the notes are convertible, and our business as a whole.

      Mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. The duration and success of permitting efforts are contingent on many factors that are out of our control. The governmental approval process may increase costs and cause delays depending on the nature of the activity to be permitted, and could cause us to not proceed with the development of a mine. Accordingly, this approval process could harm our operations, reduce our revenues, and negatively affect our ability to pay interest and principal on the notes, the trading price of the notes and our common stock into which the notes are convertible, and our business as a whole.

We are an international company and are exposed to risks in the countries in which we have significant operations or interests. Foreign instability or variances in foreign currencies may cause unforeseen losses, which may negatively affect our business, our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible.

      Chile, Argentina and Bolivia are the most significant foreign countries in which we directly or indirectly own or operate mining properties or developmental projects. We also conduct exploratory projects in these countries. Argentina, while currently economically and politically stable, has experienced political instability, currency value fluctuations and changes in banking regulations in recent years. Although the governments and economies of Chile and Bolivia have been relatively stable in recent years, property ownership in a foreign country is generally subject to the risk of expropriation or nationalization with inadequate compensation. Any foreign operations or investment may also be adversely affected by exchange controls, currency fluctuations, taxation and laws or policies of particular countries as well as laws and policies of the United States affecting foreign trade investment and taxation. We may enter into agreements which require us to purchase currencies of foreign countries in which we do business in order to ensure fixed exchange rates. In the event that actual exchange rates vary from those set forth in the hedge contracts, we will experience U.S. dollar-denominated currency gains or losses. Future economic or political instabilities or changes in the laws of foreign countries in which we have significant operations or interests and unfavorable fluctuations in foreign currency exchange rates could negatively impact our foreign operations and our business as whole. Our ability to pay interest and principal on the notes, the trading price of the notes and the price of our common stock into which the notes are convertible may be negatively affected as a result.

Any of our future acquisitions may result in significant risks, which may adversely affect our ability to pay interest and principal on the notes, the trading price of the notes, our business and the price of our common stock into which the notes are convertible.

      An important element of our business strategy is the opportunistic acquisition of silver and gold mines, properties and businesses. While it is our practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties we may acquire may not be developed profitably or, if profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, we may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing shareholders. We intend to seek shareholder approval for any such acquisitions to the extent required by applicable law, regulations or stock exchange rules. We cannot predict the impact of future acquisitions on the price of our business or our common stock. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may adversely affect our ability to pay interest and principal on the notes, the trading price of the notes, our business and the price of our common stock into which the notes are convertible.

Our ability to find and acquire new mineral properties is uncertain. Accordingly, our prospects are uncertain for the future growth of our business and for the price of our common stock into which the notes are convertible.

      Because mines have limited lives based on proven and probable ore reserves, we are continually seeking to replace and expand our ore reserves. Identifying promising mining properties is difficult and speculative. Furthermore, we encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing silver and gold. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand current ore reserves through the acquisition of new mining properties on terms we consider acceptable. As a result, our revenues from the sale of silver and gold may decline, resulting in lower income, reduced growth and a decrease in the market price of our common stock into which the notes are convertible.

Third parties may dispute our unpatented mining claims, which could result in losses affecting our ability to pay interest and principal on the notes, the trading price of the notes, our business and the price of our common stock into which the notes are convertible.

      The validity of unpatented mining claims, which constitute a significant portion of our property holdings in the United States, is often uncertain and may be contested. Although we have attempted to acquire satisfactory title to undeveloped properties, we, in accordance with mining industry practice, do not generally obtain title opinions until a decision is made to develop a property. As a result, some titles, particularly titles to undeveloped properties, may be defective. Defective title to any of our mining claims could result in litigation, insurance claims, and potential losses affecting our business as a whole. Our ability to pay interest and principal on the notes, the trading price of the notes, our business and the price of our common stock, into which the notes are convertible, could be affected as a result.

We are unable to obtain required consents from Arthur Andersen, our prior independent public accountants. As a result, you may be unable to recover damages from Arthur Andersen for any Securities Act or other claims.

      On July 24, 2002, we changed our independent auditors from Arthur Andersen LLP to KPMG LLP. We are generally required to obtain a written consent from our prior independent public accountants in order to include their audit report covering the audited financial statements for our 2001 and 2000 fiscal years incorporated by reference in the accompanying prospectus.

      The SEC has provided relief for companies that are unable to obtain consents from Arthur Andersen due to their ceasing operations. We have filed the registration statement of which the accompanying prospectus forms a part in reliance on the relief provided by the SEC. However, because Arthur Andersen has not provided consent in connection with such registration statement, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act.

      It is unlikely you would be able to recover damages from Arthur Andersen for a claim under Section 11 of the Securities Act or any other claim.

Use of Proceeds

      We estimate that the net proceeds after expenses from the offering will be approximately $[          ] million ($[          ] million if the underwriters exercise their option to purchase additional notes in full). We intend to use the proceeds of this offering for general corporate purposes, which could include the development of either the San Bartolomé silver project or the Kensington gold project or both. We estimate that a capital investment of $155 million will be required to develop these projects. We are awaiting updated feasibility studies for both San Bartolomé and Kensington and cannot give any assurance that these projects will ultimately be developed. To the extent we do not use any portion of the net proceeds of this offering for the projects, such proceeds will be used for general corporate purposes.

Dividend Policy

      We have not recently paid dividends on our common stock and presently have no plan to do so. Future distributions or dividends on our common stock, if any, will be determined by our board of directors and will depend upon our results of operations, financial condition, capital requirements and other factors.

Common Stock Market Data

      Our common stock is listed on the New York Stock Exchange under the symbol “CDE.” The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on the New York Stock Exchange.

	High	Low

2001
First Quarter	$1.740	$0.880
Second Quarter	2.020	0.980
Third Quarter	1.340	0.630
Fourth Quarter	0.940	0.650
2002
First Quarter	$1.500	$0.780
Second Quarter	2.200	0.900
Third Quarter	2.500	1.220
Fourth Quarter	2.030	1.210
2003
First Quarter	$2.160	$1.100
Second Quarter	1.670	1.240
Third Quarter	3.870	1.360
Fourth Quarter	5.950	2.820
2004
First Quarter (through January 5, 2004)	$6.740	$5.680

Description of Other Indebtedness

7 1/4% Convertible Subordinated Debentures due 2005

      As of December 31, 2003, approximately $9.6 million aggregate principal amount of our 7 1/4% Convertible Subordinated Debentures due 2005 is outstanding. The debentures bear interest at 7 1/4% per annum, payable semiannually on April 30 and October 31 of each year and are convertible into shares of our common stock on or before October 31, 2005, unless previously redeemed, at a conversion price of $17.45 per share (or approximately 57 shares per $1,000 principal amount of debentures), subject to adjustment upon the occurrence of certain events. The debentures mature on October 31, 2005.

      The debentures are redeemable, in whole or in part, at any time on or after October 31, 2000, at the following redemption prices plus accrued interest. From October 31, 2003 to October 20, 2004, the redemption price is 100.90625% of the principal amount outstanding. After October 31, 2004, the redemption price is 100% of the principal amount outstanding. The debentures are required to be repurchased at the option of the holder if a change in control (as defined in the indenture governing the notes) occurs, at 100% of the principal amount thereof plus accrued interest.

      The debentures are unsecured and subordinate in right of payment to all existing or future senior debt and rank junior to the notes offered hereunder. The debentures are also effectively subordinated to liabilities of our subsidiaries. The indenture relating to the debentures does not restrict the incurrence of senior debt or other indebtedness by us or any of our subsidiaries.

Building Mortgage

      We have a 10 year loan at an interest rate of 10% for our corporate headquarters, utilizing the building as collateral for the loan. The remaining principal amount on the loan was $1.2 million at November 30, 2003.

Silver and Gold Concentrates Facility Agreement

      On June 3, 2002, we entered into a Silver and Gold Concentrates Facility Agreement with Standard Bank London Ltd. This facility provides for advance sales of precious metals concentrates produced at our Cerro Bayo processing facility in Chile. The purpose of the facility is to provide cash flow for the operation as concentrates were produced, rather than waiting for payment when sufficient material has been generated to warrant a shipment to a third party refiner. Based on current production plans, only three or four shipments per year can be scheduled.

      This facility is effectively a working capital line. As concentrates are produced and valued, the bank advances a payment for a portion (85-90%) of the contained value estimate, with repayment made for all advances from the proceeds received when a shipment is made. Interest is prepaid at the time of advance to the expected time of shipment at a rate of LIBOR plus 4.75%.

      This capacity under this facility is $12 million. At November 30, 2003, a total of approximately $5.7 million was outstanding under this facility.

Capitalization

      The following table shows:

•	Our capitalization on September 30, 2003;

•	Our capitalization on September 30, 2003, on a pro forma basis reflecting the redemption of $4.9 million principal amount of our 6 3/8% Convertible Subordinated Debentures due January 2004, on November 28, 2003, the redemption of $4.6 million principal amount ($4.2 million net of discount) of our 9% Convertible Senior Subordinated Notes due February 2007, on November 25, 2003, and the issuance of 3.2 million shares of common stock on November 25, 2003 in a registered offering; and

•	Our pro forma capitalization on September 30, 2003, as adjusted assuming the completion of the offering, assuming the underwriters do not exercise their over-allotment option and the use of the net proceeds as described under “Use of Proceeds.”

	September 30, 2003

			Pro Forma
	Actual	Pro Forma	As Adjusted

	(in thousands)
Cash and cash equivalents	$86,925	$81,952	$

Short-term debt, including current portion of long-term debt:
6 3/8% Convertible Subordinated Debentures due January 2004	$4,876	$—	$—
Current portion of building mortgage	95	95	95
Current portion of bank financing	6,265	6,265	6,265

Total short-term debt	$11,236	$6,360	$6,360

Long-term debt, less current portion:
Long-term portion of building mortgage	$1,155	$1,155	$1,155
7 1/4% Convertible Subordinated Debentures due October 2005(1)	9,563	9,563	9,563
9% Convertible Senior Subordinated Notes due February 2007	4,600	—	—
Discount upon issuance of 9% Notes	(355)	—	—
New % Convertible Senior Notes due 2024	—	—	130,000

Total long-term debt	$14,963	$10,718	$140,718

Shareholders’ equity(2):
Common Stock; par value $1.00 per share; 250,000,000 shares authorized, 211,011,876 shares issued and outstanding, actual; 214,165,618 shares issued and outstanding, pro forma and 214,165,618 shares issued and outstanding, pro forma as adjusted	$211,012	$214,166	$214,166
Additional paid in capital	532,404	542,696	542,696
Accumulated deficit(3)	(532,713)	(542,026)	(542,026)
Shares held in treasury	(13,190)	(13,190)	(13,190)
Accumulated other comprehensive loss	(1,140)	(1,140)	(1,140)

Total shareholders’ equity	$196,373	$200,506	$200,506

(1)	The 7 1/4% Convertible Subordinated Debentures due October 2005 are currently redeemable in whole or in part by us.

(2)	The number of shares of common stock as reflected in the table above does not include:

•	548,023 shares of common stock reserved for issuance upon conversion of our 7 1/4% Convertible Subordinated Debentures due October 2005 at the original conversion price of $17.45,

•	2,857,000 shares of common stock reserved for issuance under our Executive Compensation Program, and

•	1,200,000 shares of common stock reserved for issuance under our Non-Employee Directors Stock Option Plan.

(3)	Includes the loss on exchange and early retirement of debt of $7.7 million on a pro forma basis and pro forma as adjusted basis.

Executive Officers and Directors of Coeur

			Position Held
Name	Age	Positions with Coeur	Since

Dennis E. Wheeler	61	Chairman of the Board Chief Executive Officer Director	1992 1986 1968
Robert Martinez	57	President Chief Operating Officer	2002 1998
James A. Sabala	49	Executive Vice President Chief Financial Officer	2003
Gary W. Banbury	50	Vice President—Administration and Human Resources	2001
Troy J. Fierro	40	Vice President—Mining Operations	2002
James R. Arnold	51	Vice President—Technical Services and Projects	2003
Wayne L. Vincent	41	Controller Chief Accounting Officer	1998 1999
Mitchell J. Krebs	32	Vice President—Corporate Development	2003
James N. Meek	52	Treasurer	1999
James J. Curran	64	Director	1989
James A. McClure	79	Director	1991
Cecil D. Andrus	72	Director	1995
John H. Robinson	53	Director	1998
Robert E. Mellor	60	Director	1998
Timothy R. Winterer	67	Director	1998
J. Kenneth Thompson	52	Director	2002

      Dennis E. Wheeler has been Chairman of the Board of Coeur d’Alene Mines Corporation since May 1992 and Chief Executive Officer since December 1986. Previously, Mr. Wheeler served as President of Coeur, commencing in December 1980. Mr. Wheeler was our Chief Administrative Officer from December 1980 to December 1986, Secretary from January 1980 to December 1980 and Senior Vice President and General Counsel from 1978 to 1980. He is a member of the Board of Directors and Chairman of the Audit Committee of Sierra Pacific Resources (a public utility holding company listed on the New York Stock Exchange).

      Robert Martinez was appointed as President of Coeur in September 2002. Prior to that, Mr. Martinez served as Senior Vice President and Chief Operating Officer of Coeur since May 1998 and as Vice President—Operations since April 1997. In addition, he was previously Vice President—Engineering, Operational Services and South American Operations of Coeur.

      James A. Sabala was appointed as Executive Vice President and Chief Financial Officer of Coeur in January 2003. Prior to that, Mr. Sabala was Vice President and Chief Financial Officer of Stillwater Mining Company from 1998 to 2003, and from 1981 to 1998 was employed by Coeur in various capacities, most recently as Executive Vice President and Chief Financial Officer.

      Gary W. Banbury serves as Vice President—Administration and Human Resources of Coeur. Mr. Banbury previously held the position of Vice President—Human Resources of Coeur from 1998 to 2000, and prior thereto he served as Manager of Human Resources with Coeur.

      Troy J. Fierro was appointment as Vice President— Mining Operations in January 2002. Mr. Fierro served as Vice President— Mining Services of Coeur commencing as of May 2001 and prior to that he held the position of Vice President— General Manager at our Rochester mine.

      James R. Arnold was appointed as Vice President Technical Services and Projects in June 2003. From February 2002 to May 2003, Mr. Arnold served as Chief Operating Officer of Earthworks Technologies, Inc., a wholly owned subsidiary of Coeur. In addition, he was a principal with Knight Piesold and Company from September 1997 until February 2002 where he served as President and CEO.

      Wayne L. Vincent has served as Controller and Chief Accounting Officer for Coeur since 1998. Previously, Mr. Vincent held the position of Manager of Financial Accounting with Coeur for the prior eight years.

      Mitchell J. Krebs was appointed to the position of Vice President— Corporate Development with us in February 2003. Mr. Krebs was employed as an independent consultant from September 2001, and from May 2000 through August 2001 was employed as the President of Mine Depot Inc. From August 1999 through April 2000, Mr. Krebs was an associate with Allied Capital Corporation. From August 1995 through November 1997, Mr. Krebs was employed by Coeur as Manager— Acquisition Evaluation.

      James N. Meek currently serves as Treasurer of Coeur. Previously, Mr. Meek held the position of Assistant Treasurer and Manager of Budget and Forecasting.

      James J. Curran was Chairman of the Board and Chief Executive Officer of First Interstate Bank, Northwest Region (Alaska, Idaho, Montana, Oregon and Washington) from October 1991 to April 1996. Prior to that, Mr. Curran was Chairman of the Board and Chief Executive Officer of First Interstate Bank of Oregon, N.A. from February 1991 to October 1991, Chairman and Chief Executive Officer of First Interstate Bank of Denver, N.A. from March 1990 to January 1991 and Chairman, President and Chief Executive Officer of First Interstate Bank of Idaho, N.A. from July 1984 to March 1990.

      James A. McClure was a United States Senator for Idaho from 1972 to 1991. Mr. McClure is also a former Chairman of the Senate Energy and Natural Resources Committee.

      Cecil D. Andrus was the Governor of Idaho (1971-1977 and 1987-1995). Mr. Andrus also served as Secretary of the U.S. Department of the Interior (1977-1981). Mr. Andrus is currently a Director of Albertson’s Inc. (a nation-wide grocery retail chain), Key Corp. (commercial banking) and RENTRAK (a video cassette leasing company). He is also the Chairman of the Andrus Center for Public Policy at Boise State University and an “Of Counsel” member of the Gallatin Group (a policy consulting firm).

      John H. Robinson currently serves as President and Chief Operating Officer of Metilinx Inc. (system optimization software). Mr. Robinson was Executive Director of Amey plc (a London FTSE-listed business process outsourcing company) from April 2000 to September 2002, Vice Chairman of Black & Veatch Inc (international engineering and construction) from January 1999 to March 2000, Managing Partner of Black & Veatch Inc. from January 1989 to December 1998, and Chairman of Black & Veatch UK Ltd. from 1994 to March 2000. He is currently a member of the Board of Directors of Alliance Resource Management GP, LLC (a NASDAQ-listed coal mining company).

      Robert E. Mellor has been Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) since 1997, and a director of that company since 1991. Mr. Mellor was previously Of Counsel at Gibson, Dunn & Crutcher, LLP, from 1991-1997. He is a member of the Board of Directors of The Ryland Group, Inc. (a national residential home builder) and a member of the Board of Directors of Monro Muffler/ Brake, Inc.

      Timothy R. Winterer was President, Chief Operating Officer and Director of Western Oil Sands from January 2000 to December 2001. Prior to that, Mr. Winterer was President and Chief Executive Officer of BHP World Minerals Corporation (international resources company) from 1997 to 1998. Mr. Winterer was Senior Vice President and Group General Manager, BHP World Minerals from 1992-1996, Senior Vice President, Operations International Minerals, BHP Minerals from 1985-1992 and Executive Vice President, Utah Development Company from 1981 through 1985.

      J. Kenneth Thompson has been President and CEO of Pacific Star Energy LLC (a natural gas pipeline and processing company in Anchorage, Alaska) from January 2003 to the present. Mr. Thompson has been President of Pacific Rim Leadership Development, LLC (executive consulting firm in Anchorage, Alaska) from May 2000 to the present. Mr. Thompson was previously Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from January 1998 to June 2000. Prior to that, he was President of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage, Alaska from June 1994 to January 1998. He is a member of the Boards of Directors of Alaska Airlines and Alaska Air Group, Inc.

Description of Notes

      We will issue the notes under an indenture between us and The Bank of New York, as trustee. The following description is only a summary of the material provisions of the notes and the related indenture. We urge you to read the indenture and the notes in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address shown under the caption “Where You Can Find More Information.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to the “company,” “we,” “us,” “our” and “Coeur” include only Coeur d’Alene Mines Corporation and not its subsidiaries.

General

      We plan to issue the notes in an aggregate principal amount of $130 million ($149.5 million if the underwriters exercise their over-allotment option in full). The notes will mature on January [     ], 2024 unless earlier redeemed at our option as described under “—Optional Redemption of the Notes,” repurchased by us at a holder’s option on certain dates as described under “—Repurchase of Notes at the Option of the Holder,” or upon a change in control of Coeur as described under “—Right to Require Purchase of Notes upon a Change in Control “ or converted at a holder’s option as described under “—Conversion Rights.”

      Interest on the notes will accrue at the rate per annum shown on the cover page of this prospectus supplement and will be payable semiannually on January [          ] and July [          ] of each year (each, an “interest payment date”), commencing on July [     ], 2004. Interest on the notes will accrue from the initial date of issuance or, if interest has already been paid, from the date on which it was most recently paid. We will make each interest payment to persons who are holders of record of the notes on the immediately preceding January [          ] and July [          ], whether or not this day is a business day. Interest payable upon redemption or repurchase will be paid to the person to whom principal is payable unless the redemption or repurchase date is between the close of business on a record date for the payment of interest and the opening of business on the related interest payment date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

      We will pay the principal of, and interest on, the notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their notes at the same location. We reserve the right to pay interest to holders of the notes by check mailed to the holders at their registered addresses. However, a holder of notes with an aggregate principal amount in excess of $1 million may request payment by wire transfer in immediately available funds to an account in the United States. Except under the limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and may be represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

      The notes will be our senior unsecured obligations and will rank equally in right of payment with all our existing and future senior indebtedness. The notes will be senior in right of payment to all our existing and future subordinated indebtedness. However, because the notes will not be guaranteed by our subsidiaries, they will be effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. Additionally, because the notes are unsecured, they will be effectively junior to all our existing and future secured debt. Under the indenture, we and our subsidiaries will be permitted to incur unlimited additional indebtedness. Our subsidiaries had approximately $42.8 million of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities, as of Septem-

ber 30, 2003. In addition, as of September 30, 2003, on a pro forma as adjusted basis as described under “Capitalization,” we would have had $9.6 million of unsecured debt that would rank equally with the notes. For a description of certain of our indebtedness, see “Description of Certain Indebtedness.” The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or liens or the repurchase of our securities, and does not contain any financial covenants. Other than as described under “—Right to Require Purchase of Notes upon a Change in Control,” the indenture contains no covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction.

Conversion Rights

      Subject to the restrictions described in this “Description of Notes,” a holder may convert any outstanding notes into shares of our common stock at an initial conversion price per share of $[          ]. This represents an initial conversion rate of approximately [          ] shares per $1,000 principal amount of the notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

     General

      Holders may surrender notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:

•	during any quarter commencing after the issuance of the notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that 30th trading day;

•	if we have called those notes for redemption and the redemption has not yet occurred;

•	during the five trading day period after any five consecutive trading day period in which the average trading price of the notes for each day of such five consecutive day period was less than 95% of the product of the common stock price (as defined below) on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes; or

•	upon the occurrence of specified corporate transactions.

      The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions reported on the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by the trustee acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate.

      If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described, respectively, under “—Repurchase of Notes at the Option of the Holder” or “—Right to Require Purchase of Notes upon a Change in Control.”

     Conversion Upon Notice of Redemption

      A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

     Conversion Upon Satisfaction of Trading Price Condition

      A holder may surrender any of its notes for conversion into shares of common stock during the five trading day period immediately after any five consecutive trading day period in which the trading price (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of such five consecutive day period was less than 95% of the product of the common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes (the “trading price condition”); provided, that if on the date of any conversion pursuant to the trading price condition, the common stock price is greater than the effective conversion price but less than 120% of the effective conversion price, then you will receive, in lieu of shares of our common stock based on the conversion rate, shares of our common stock with a value equal to the principal amount of your notes plus accrued but unpaid interest as of the conversion date (“principal value conversion”). Shares of our common stock delivered upon a principal value conversion will be valued at the greater of the effective conversion price on the conversion date and the applicable common stock price as of the conversion date. We will deliver such shares of common stock no later than the third business day following the determination of the applicable stock price. The “effective conversion price” is, as of any date of determination, a dollar amount (initially $[                    ]) derived by dividing $1,000 by the conversion rate then in effect (assuming a conversion date eight trading days prior to the date of determination).

      The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price would be less than 95% of the common stock price and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the common stock price and the conversion rate.

Conversion Upon Specified Corporate Transactions

      If we elect to:

•	distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the then current market price; or

•	distribute to all holders of shares of our common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution without conversion.

      In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the date that is 15 days prior to the anticipated date of such transaction until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert its notes into shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its notes as described under “—Right to Require Purchase of Notes upon a Change in Control.”

Conversion Price Adjustments

      We will adjust the conversion price if (without duplication):

(1) we issue shares of common stock to all holders of shares of our common stock as a dividend or distribution on our common stock;

(2) we subdivide, combine or reclassify our common stock;

(3) we issue to all holders of shares of our common stock rights, warrants or options entitling them to subscribe for or purchase shares of our common stock at less than the common stock price on the date of issuance of such rights, warrants or options;

(4) we distribute to all holders of shares of our common stock evidences of our indebtedness, shares of capital stock (other than shares of our common stock), securities, property, rights, warrants or options, excluding: (a) those rights, warrants or options referred to in clause (3) above; and (b) any dividend or distribution referred to in clause (1) above;

(5) we declare a cash dividend or distribution to all or substantially all of the holders of shares of our common stock If we declare such a cash dividend or distribution, the conversion price shall be decreased to equal the number determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price - Dividend Adjustment Amount)

(Pre-Dividend Sale Price)

provided that no adjustment to the conversion price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or distribution without conversion, provided further that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount) then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the record date for such cash dividend or distribution;

“Pre Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock; or

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

      If the rights provided for in our shareholder rights agreement, dated as of May 11, 1999, and any subsequent similar rights plan, have separated from our common stock in accordance with the provisions of the rights agreement so that the holders of the notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the notes, the conversion price will be adjusted as provided in clause (4) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the notes, the holder will receive, in addition to shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock if the rights had not become separated from our common stock under our rights agreement. See “Description of Capital Stock— Shareholders Rights Plan.” To the extent that we adopt any future rights plan, upon conversion of notes into our common stock, you will receive, in addition to our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion price will be made.

      Our existing shareholders rights plan expires on May 24, 2009. If we adopt another similar plan in the future, no adjustment will be made in connection with a distribution of rights thereunder.

      We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon our common stock price on the date of conversion.

      Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest or on account of dividends on shares issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest and the opening of business on the related interest payment date, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date on the principal amount to be converted. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the record date and the interest payment date.

      If we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes and the conversion price of the notes is decreased, this decrease will generally be deemed to be the receipt of taxable income by holders of the notes and would generally result in withholding taxes for Non U.S. Holders (as defined in “Certain United States Federal Income Tax Consequences”). See “Certain United States Federal Income Tax Consequences.”

      We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of Coeur. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

      The applicable conversion price will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future ordinary course employee, director or consultant benefit plan or program of or assumed by us or our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause and outstanding as of the date of the initial issuance of the notes;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

      No adjustment to the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion price. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and taken into account in any subsequent adjustment.

Optional Redemption of the Notes

      Optional Redemption Before January [     ], 2011. Upon not less than 30 days’ nor more than 60 days’ notice of redemption given by mail to you, we may redeem the notes for cash as a whole at any time, or from time to time in part, prior to January [     ], 2011, if our common stock price has exceeded 150% of the price per share of common stock corresponding to the conversion rate then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of notice of redemption pursuant to this paragraph. If we choose to redeem any notes pursuant to this paragraph, we will pay you a redemption price equal to:

•	100% of the principal amount of notes to be redeemed, plus

•	accrued but unpaid interest, if any, to, but excluding, the redemption date, plus

•	an amount equal to [ ]% of the principal amount of notes to be redeemed, less the amount of any interest actually paid on the notes on or prior to the redemption date (including pursuant to the immediately preceding bullet point).

      We will be obligated to make the additional payment provided in the third bullet above on all notes called for redemption, including any notes converted after the notice date and before the redemption date. Except as set forth above, we will not have the option to redeem the notes prior to January [     ], 2011.

      Optional Redemption on or After January [     ], 2011. On or after January [     ], 2011, we may redeem the notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days’ nor more than 60 days’ notice of redemption given by mail to you. If we choose to redeem any notes pursuant to this paragraph, we will pay you a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest, if any, to but excluding the redemption date.

      Optional Redemption in General. If we do not redeem all the notes, the trustee shall select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by a method that the trustee shall deem fair and appropriate. If any notes are to be redeemed in part only, new notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Notes at the Option of the Holder

      Holders have the right to require us to repurchase all or a portion of their notes on January [     ], 2011, January [     ], 2014 and January [     ], 2019. We will be required to repurchase any outstanding notes for which holders deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the last business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes.

      The repurchase price payable will be equal to 100% of the principal amount of the notes plus any accrued but unpaid interest to, but excluding, such repurchase date.

      We may choose, in our sole discretion, to pay the repurchase price in cash or shares of our common stock, or a combination of cash and shares of our common stock.

      If we choose to pay the repurchase price, in whole or in part, in shares of our common stock or a combination of cash and shares of our common stock, we will be required to give notice on a date not less than 20 business days prior to the repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e. if no notice is given, we will pay the repurchase price with cash), stating among other things:

(1) whether we will pay the repurchase price of the notes in cash, in shares of our common stock, or any combination thereof, and specifying the percentages of each;

(2) if we elect to pay with shares of our common stock, the method of calculating the price per share of the common stock; and

(3) the procedures that holders must follow to require us to repurchase their notes.

      Simultaneously with such notice of purchase, we will disseminate a press release through Dow Jones & Company, Inc., Business Wire, Bloomberg Business News or Reuters (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing this information and publish the information on our website or through such other public medium as we may use at that time.

      If we pay the repurchase price with shares of our common stock, the shares will be valued (as used under this caption, the “market price”) at 95% of the average common stock price for the 10 trading days immediately preceding and including the third trading day prior to the date of repurchase, appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 10 trading day period and ending on the repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to our common stock.

      A notice electing to require us to repurchase notes must state:

(1) if certificated notes have been issued, the notes’ certificate numbers, or if not certificated, the notice must comply with appropriate DTC procedures;

(2) the portion of the principal amount of notes to be repurchased, in multiples of $1,000;

(3) that the notes are to be repurchased by us pursuant to the applicable provisions of the notes; and

(4) in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in shares of common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in shares of common stock is not satisfied prior to the close of business on the last day prior to the repurchase date, as described below, whether the holder elects:

(a) to withdraw the repurchase notice as to some or all the notes to which it relates, or

(b) to receive cash in respect of the entire repurchase price for all notes or portions of notes subject to the repurchase notice.

      If the holder fails to indicate the holder’s choice with respect to the election described in clause (4) above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the repurchase notice in these circumstances.

      Holders may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the repurchase date. The notice of withdrawal must state:

(1) the principal amount of the withdrawn notes;

(2) if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC procedures; and

(3) the principal amount, if any, which remains subject to the repurchase notice.

      If we elect to pay the repurchase price, in whole or in part, in shares of our common stock, the number of shares to be delivered by us will be equal to the portion of the repurchase price to be paid in shares of our common stock divided by the market price of one share of our common stock as determined by us in our repurchase notice. We will pay cash based on the market price for all fractional shares. We may only pay the repurchase price in shares of our common stock if we satisfy conditions provided in the indenture relating to the qualification or registration of the shares under applicable securities laws.

      Because the market price per share of our common stock is determined prior to the repurchase date, holders of notes bear the market risk with respect to the value of the shares of our common stock to be received from the date the market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in shares of common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or is otherwise publicly available.

      Upon determination of the actual number of shares of common stock to be paid upon repurchase of the notes, we will disseminate a press release not later than two business days prior to the repurchase date through Dow Jones & Company, Inc., Bloomberg Business News or Reuters (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing this information and publish the information on our website or through such other public medium as we may use at that time.

      A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. Holders will receive payment on the later of the repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the repurchase price of the notes on the business day following the repurchase date, then:

(1) the notes will cease to be outstanding;

(2) interest will cease to accrue; and

(3) all other rights of the holder of the notes will terminate.

      This will be the case whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent.

      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

Mandatory Redemption

      Except as described in this prospectus supplement under “—Right to Require Purchase of Notes upon a Change in Control” and “—Repurchase of Notes at the Option of the Holder,” we are not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Right to Require Purchase of Notes upon a Change in Control

      If a change in control (as defined below) occurs, each holder of notes may require that we repurchase the holder’s notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued but unpaid interest to, but excluding, the date of repurchase.

      “Change in control” means the occurrence of one or more of the following events:

•	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a “Group”);

•	the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

•	any person or Group becomes the owner, directly or indirectly, beneficially or of record, of shares of our voting stock representing more than 40% of the aggregate ordinary voting power of all shares represented by our issued and outstanding voting stock; or

•	the first day on which a majority of the members of our board of directors are not continuing directors.

      The definition of “change in control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

      “Continuing directors” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the date of the original issuance of the notes, or

•	was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

      On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes that is to be paid on the date of repurchase.

      On or before the 30th day after the change in control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the change in control offer, stating the procedures that a holder of notes must follow in order to exercise the repurchase right.

      To exercise the repurchase right, holders of notes must deliver, on or before the repurchase date specified in our notice of a change in control, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Option to Elect Repurchase Upon a Change in Control” on the reverse side of the note duly completed, to the paying agent. The repurchase notice given by each holder electing to require us to repurchase notes shall state:

•	the certificate numbers of the holder’s notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000;

      For a discussion of the tax treatment of a holder exercising the right to require us to purchase notes, see “Certain United States Federal Income Tax Consequences— Treatment of U.S. Holders— Sale, Exchange, Conversion or Redemption.”

      Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn; and

•	the certificate numbers of the notes being withdrawn.

      In connection with any change in control purchase offer, we expect to comply with any tender offer rules under the Exchange Act that may then be applicable.

      If we are obligated to make a change in control offer, there can be no assurance that we will have available funds sufficient to pay the change in control purchase price for all the notes tendered under a change in control offer. Further, we would need to seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain any such financing.

      The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to an Investment in the Notes and our Common Stock.”

      Our obligation to make a change in control offer will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

      The term “beneficial owner” will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have “beneficial ownership” of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

      No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of any of the notes, consolidate with, or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

•	we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation or limited liability company organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

•	after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

      Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Coeur under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Modification and Waiver

      We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may, among other things:

•	change the stated maturity of the principal of, or payment date of any installment of interest on, any note;

•	reduce the principal amount or redemption price of, or the rate of interest on, any note;

•	change the currency in which the principal of any note or interest is payable or adversely affect the price or ratio at which common stock may be substituted for currency in connection with any payments made;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note when due;

•	adversely affect the right provided in the indenture to convert any note;

•	modify the provisions of the indenture relating to our requirement to repurchase notes:

•	upon a change in control after the occurrence thereof; or

•	on January [ ], 2011, 2014 and 2019;

•	reduce the percentage in principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture; or

•	waive a default in the payment of any amount or shares of common stock due in connection with any note.

      The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or redemption or purchase price of, or any interest on, any note or in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

      Without the consent of any holders of notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;

•	to make any change that does not adversely affect the rights of any holder of the notes;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

•	to complete or make provision for certain other matters contemplated by the indenture;

•	add covenants or events of default for the benefit of the holders of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	surrender any of our rights or powers under the indenture (including, without limitation, its right to pay any part of the repurchase price of the notes with shares of our common stock as provided for by the indenture occurring on a date after the date of such amendment); or

•	add guarantees with respect to the notes or secure the notes.

Events of Default

      Each of the following are events of default under the indenture:

(1) if we fail to pay interest on any notes when it becomes due and payable and the default continues for a period of 30 days;

(2) if we fail to pay the principal on any notes, when it becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a change in control offer or make a payment to purchase notes tendered pursuant to a change in control offer or the failure to repurchase notes at your option on January [ ], 2011, 2014 or 2019);

(3) if we fail to provide notice of the occurrence of a change of control event on a timely basis;

(4) if we fail to observe or perform or breach any other covenant or agreement contained in the indenture that continues for a period of 30 days after we received written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of our default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an event of default with such notice requirement but without such passage of time requirement);

(5) if we fail to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our or our subsidiaries’ recourse indebtedness, or the acceleration of the final stated maturity of any such recourse indebtedness if the aggregate principal amount of such indebtedness after a default thereunder, together with the principal amount of any other such recourse indebtedness in default for failure to pay principal at final maturity or that has been so accelerated, aggregates $25 million or more at any time;

(6) one or more judgments in an aggregate amount in excess of $25 million shall have been rendered against us or any of our subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

(7) certain events of bankruptcy affecting us or any of our significant subsidiaries.

      The events of default described in clauses (5), (6) and (7) above with respect to a subsidiary shall not apply if that person was not a subsidiary at the time such event or condition occurred unless, in the case of clause (5) or (6) above, we or another of our subsidiaries assumes or otherwise becomes liable for the liability referred to therein or the liabilities generally of such person.

      If an event of default (other than an event of default specified in clause (7) above) shall occur and be continuing, the trustee may, and at the request of the holders of at least 25% in principal amount of outstanding notes shall, declare the principal of and accrued interest on all the notes to be due and payable by written notice to us and, if it is given at the request of the holders, the trustee must specify the respective event of default and that it is a “notice of acceleration” (the “Acceleration Notice”). Upon delivery of an Acceleration Notice, the principal of and accrued interest on all the notes shall become immediately due and payable.

      If an event of default specified in clause (7) above occurs and is continuing with respect to us, then all unpaid principal of, and premium, if any, and accrued but unpaid interest on all of the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

      At any time after a declaration of acceleration with respect to the notes, the holders of a majority in aggregate principal amount of the notes may rescind and cancel such declaration and its consequences:

•	if the rescission would not conflict with any judgment or decree;

•	if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

•	if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

•	in the event of the cure or waiver of an event of default of the type described in clause (4) of the description above of events of default, the trustee has received an officers’ certificate and an opinion of counsel that such event of default has been cured or waived.

      No such rescission shall affect any subsequent default or impair any rights arising from a subsequent default.

      The holders of a majority in aggregate principal amount of the notes may waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

      The holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      We are required to provide an officers’ certificate to the trustee promptly upon our obtaining knowledge of any default or event of default that has occurred and, if applicable, describe such default or event of default and the status thereof. In addition, we must provide an annual certification as to the existence of defaults and events of default.

      “indebtedness” means:

(1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (a) for borrowed money, including overdrafts and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (b) evidenced by credit or loan, agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

(5) all of our aggregate net payment obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

(7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

      Indebtedness shall not include obligations of any person (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (ii) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices or (iii) stand by letters of credit to the extent collateralized by cash or cash equivalents.

Book-Entry System

      The notes are issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

      The notes, represented by one or more global securities, will be exchangeable for certificated securities in fully registered form with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

•	a default under the indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Concerning the Trustee

      The Bank of New York, the trustee under the indenture pursuant to which the notes will be issued, also acts as the transfer agent for our common stock and as the rights agent in connection with our shareholders rights plan. See “Description of Capital Stock.”

Governing Law

      The indenture and the notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

Description of Common Stock

Common Stock

      We are authorized to issue up to 250,000,000 shares of common stock, par value $1.00 per share, of which, at November 30, 2003:

•	214,165,618 shares were outstanding and 1,059,211 shares were held as treasury stock;

•	548,023 shares were reserved for issuance upon the conversion of our $9.6 million principal amount of 7.25% Convertible Subordinated Debentures due October 2005;

•	2,857,000 shares were reserved for issuance under our Executive Compensation Program; and

•	1,200,000 shares were reserved for issuance under our Non-Employee Directors Stock Option Plan.

      The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders may not cumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding common stock is fully-paid and non-assessable.

      Our Articles of Incorporation include in effect a fair price provision, applicable to some business combination transactions in which we may be involved. The provision requires that an interested shareholder (defined to mean a beneficial holder of 10% or more of our outstanding shares of common stock) not engage in specified transactions (e.g., mergers, sales of assets, dissolution and liquidation) unless one of three conditions is met:

•	a majority of the directors who are unaffiliated with the interested shareholder and were directors before the interested shareholder became an interested shareholder approve the transaction;

•	holders of 80% or more of the outstanding shares of common stock approve the transaction; or

•	the shareholders are all paid a “fair price,” i.e., generally the higher of the fair market value of the shares or the same price as the price paid to shareholders in the transaction in which the interested shareholder acquired its block.

      By discouraging some types of hostile takeover bids, the fair price provision may tend to insulate our current management against the possibility of removal. We are not aware of any person or entity proposing or contemplating such a transaction.

      The transfer agent and registrar for our common stock, which is listed on the New York Stock Exchange, is ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, N.J.

Certain United States Federal Income Tax Consequences

      The following is a summary of material United States federal income and estate tax considerations relating to the acquisition, ownership and disposition of the notes and shares of our common stock by holders of the notes acquiring the notes pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

      This summary assumes that the notes and any shares of our common stock are held as capital assets for United States federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations that may be relevant to holders in light of their particular circumstances, or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	financial institutions;

•	holders whose “functional currency” is not the U.S. dollar;

•	persons that will hold the notes or our common stock as a position in a hedging transaction,

•	“straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes or our common stock under the constructive sale provisions of the Code.

      If a partnership holds notes or our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. This summary does not address the particular tax consequences of holding notes through a partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

      THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

      The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

     Payments of Interest

      The stated interest with respect to the notes generally will be taxable to you as ordinary income at the time it is paid or accrues in accordance with your regular method of accounting for tax purposes.

     Sale, Exchange or Disposition of Notes

      Except as provided below under “—Conversion of the Notes,” you will generally recognize gain or loss upon the sale, exchange or other taxable disposition (including redemption or repurchase) of a note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any stated interest not previously included in income, which will be taxable as ordinary interest income, and amounts attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the amount you paid for the note. Any gain or loss you recognize on a taxable disposition of the note generally will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will generally be subject to tax at a maximum rate of 15%. Your ability to deduct capital losses may be limited.

      If you tender your notes for repurchase as described in “Description of the Notes— Repurchase of Notes at the Option of the Holder” and we elect to deliver solely our common stock in exchange for such notes (except for cash in lieu of a fractional share and cash in payment of interest), you generally will recognize no gain or loss on the exchange, except that the cash received in lieu of a fractional share of common stock will result in the recognition of gain or loss (measured by the difference between the cash received in lieu of the fractional share and your adjusted tax basis in the fractional share), and cash received in payment of interest, if any, will be taxable as interest income. If we elect to deliver a combination of our common stock and cash (other than cash in lieu of a fractional share and cash in payment of interest) in satisfaction of the repurchase price of the notes, you will recognize any gain (but not loss) upon the sale only to the extent of the cash received.

     Conversion of the Notes

      Your conversion of a note into common stock generally will not be a taxable event, except to the extent of payments of interest that you have not yet included in gross income, and except that the receipt of cash in lieu of a fractional share of common stock will result in the recognition of gain or loss (measured by the difference between the cash received in lieu of the fractional share and your adjusted tax basis in the fractional share).

      Your initial tax basis in common stock received upon a conversion of a note will be the same as your adjusted tax basis in the note at the time of conversion, reduced by any tax basis allocated to a fractional share. Your holding period for the common stock received upon conversion of a note will include your holding period for the converted note.

     Adjustments of the Conversion Ratio

      The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. See “Description of Notes— Conversion Rate Adjustments.” Changes in conversion rate could be treated as a constructive stock distribution if the changes have the effect of increasing your proportionate interest in our earnings and profits. You would be taxable on such a constructive stock distribution even though you would not actually receive any cash or other property. A constructive stock distribution could occur, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our shareholders. By contrast, changes in the conversion rate will not be treated as a constructive stock distribution if the changes have the effect of preventing the dilution of your interest pursuant to the application of a bona fide, reasonable adjustment formula. Any constructive stock distribution resulting from a change to, or a failure to change, the conversion rate would be treated like a distribution paid in cash or other property and would be includible in your income in the manner described under “— Dividends on Common Stock” below.

     Dividends on Common Stock

      If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of shares of our common stock that you hold, the distribution will be treated as a dividend (which, if you are an individual who has held our shares for the requisite holding period and meet certain other conditions, will taxable to you at a maximum rate of 15%), to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment up to your basis in such common stock, and any remaining excess will be treated as capital gain. If you are a U.S. corporation, you may be able to claim, in certain circumstances, a deduction for a portion of any distribution received from us that is considered a dividend.

     Sale or Other Disposition of Common Stock

      You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the stock. In general, if you are an individual and your holding period for the stock is more than one year at the time of the disposition, such capital gain will be subject to tax at a maximum rate of 15%. Your ability to deduct capital losses may be limited.

     Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to certain payments on the notes and on our common stock and the proceeds of sale of a note or our common stock unless you are an exempt recipient (such as a corporation). A backup withholding tax at the applicable rate (which is currently 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

      The following is a summary of the material United States federal income and estate tax consequences that will apply to you if you are a non-U.S holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

     Payment of Interest

      Subject to the discussion below concerning backup withholding, the 30% United States federal withholding tax will not apply to any payment to you of principal or interest on a note, by us or any paying agent, provided that all of the following conditions are met:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	either (a) you provide your name and address, and certify to us or our paying agent, under penalties of perjury, that you are not a United States person or (b) a custodian, broker, nominee or other intermediary acting as your agent (such as a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business) holds the note on your behalf and certifies to us or our paying agent, under penalties of perjury, that it has received such a statement from the beneficial owner of the notes, or from another qualifying financial institution intermediary, and provides a copy of the statement to us or our paying agent. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms. If you hold your notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations; and

•	neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption are, in fact, not satisfied.

      Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN, claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty and neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption or reduction are, in fact, not satisfied or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business or, if a treaty applies, is attributable to a permanent establishment maintained by you within the United States, you will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in your earnings and profits.

     Sale, Exchange or Disposition of Notes or Common Stock

      You generally will not be subject to United States federal income tax (i) upon conversion of a note into shares of common stock (except with respect to a cash payment in respect of a note that does not qualify for the portfolio interest exemption described under “— Payment of Interest” above and that has not previously been included in income), or (ii) on gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to amounts attributable to interest, which would be taxable as described above) or common stock unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States or, if a treaty applies, is attributable to a permanent establishment maintained by you within the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met;

•	you are subject to Code provisions applicable to certain United States expatriates; or

•	we are, or have, at any time during a prescribed time period, been a United States real property holding corporation (“USRPHC”) and the rules of the Foreign Investment in Real Property Tax Act, referred to as FIRPTA (described below), apply to your disposition of the notes or common stock.

      A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate, or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. Any non-U.S. holder described in these bullet points should consult their own tax advisors as to the U.S. federal income tax consequences of the sale, exchange or other disposition of a note or shares of our common stock.

      We believe that we are currently, and expect to continue to be, a USRPHC. Accordingly, the FIRPTA rules would apply to a disposition by a non-U.S. holder of the notes or the common stock into which the notes are convertible, if the notes or common stock constitute a “U.S. real property interest” in the hands of the non-U.S. holder. Assuming our common stock is regularly traded on an established securities market, our common stock will constitute a U.S. real property interest in the hands of a non-U.S. holder only if that non-U.S. holder owned, directly or indirectly, more than five percent of our common stock within five years before the holder’s disposition of the common stock (or, if shorter, such holder’s holding period), and our notes will constitute a U.S. real property interest only if either (a) the notes are regularly traded on an established securities market and the holder owned more than five percent of the notes within five years before the holder’s disposition of the notes, or (b) the notes are not regularly traded and on the date the holder acquired the notes they had a fair market value greater than five percent of the aggregate value of our outstanding common stock. If all of these conditions were met, and if the FIRPTA rules applied to a disposition of notes or common stock, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and, thus, would be subject to U.S. federal income tax. In addition, FIRPTA withholding at a 10% rate may be applicable to a non-U.S. holder’s disposition of notes or the common stock into which the notes are convertible. Assuming our common stock is regularly traded on an established securities market, a non-U.S. holder generally will not be subject to FIRPTA withholding on a sale or other disposition of common stock. In the case of a sale or other disposition of notes, if the notes are regularly traded on an established securities market, a holder generally will not be subject to FIRPTA withholding. If the notes are not so regularly traded, a non-U.S. holder will be subject to FIRPTA withholding if on the date the holder acquired such notes they had a fair market value greater than 5% of the aggregate value of our outstanding common stock. We believe that the common stock will be treated as regularly traded on an established securities market. We cannot anticipate whether the notes will be so traded.

     Dividends; Adjustments of the Conversion Ratio

      Any dividends paid to you with respect to our common stock received on conversion of a note (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion of the notes, see “—Consequences to U.S. Holders— Adjustments of the Conversion Ratio” above) will be subject, in general, to U.S. federal withholding tax at a 30% rate (subject to reduction under an applicable income tax treaty) unless the dividend is effectively connected with a trade or business conducted within the United States or, if a treaty applies, is attributable to a permanent establishment maintained within the United States, in which case the dividend would be taxable on a net income basis at the graduated rates applicable to U.S. persons. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

     United States Federal Estate Tax

      A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Shares of our common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will be included in such individual’s estate for United States federal estate tax purposes, unless an applicable United States estate tax treaty provides otherwise.

     Backup Withholding and Information Reporting

      If you are a non-U.S. holder, you may have to comply with specific certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements with respect to payments of principal and interest on the notes. In addition, we must report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

      Backup withholding will generally not apply to payments of dividends made by us to a non-U.S. holder of common stock if the holder has provided its TIN or the required certification that it is not a United States person as described above under “—Payment of Interest.” Information reporting may still apply with respect to such dividends even if such certification is provided. Notwithstanding the foregoing, backup withholding may apply if we have actual knowledge, or reason to know, that the holder is a United States person.

      Information reporting requirements and backup withholding generally will not apply to any payments of the proceeds of the disposition of notes or shares of common stock effected outside the United States by a foreign office of a foreign broker (as defined in applicable Treasury Regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any such payments effected outside the United States by such a broker if it:

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

      Payments of the proceeds of a disposition of notes or shares of common stock effected by the United States office of a broker will be subject to information reporting requirements and backup withholding tax unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or credit against the non-U.S. holder’s United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Underwriting

      We and Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc., the underwriters for the offering named below, have entered into an underwriting agreement with respect to the notes being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally but not jointly agreed to purchase from us the principal amount of notes listed opposite their name below:

Underwriters	Principal Amount of Notes

Deutsche Bank Securities Inc.	$
Bear, Stearns & Co. Inc.

Total		$130,000,000

      The underwriters will purchase the notes from us at a purchase price of [          ]% of the principal amount thereof, plus accrued interest, if any, from January [     ], 2004 to the date of payment and delivery. The underwriters propose to offer and sell the notes to investors at the offering price set forth on the cover page of this prospectus supplement. After the initial offering, the offering price may be changed.

      The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain conditions precedent and that the underwriters will be obligated to purchase all of the notes offered hereby, other than those notes covered by the option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have granted the underwriters an option, exercisable for 30 days, to purchase up to an additional $19,500,000 aggregate principal amount of notes, on the same terms and conditions as the original $130,000,000 aggregate principal amount of notes that are being purchased. The underwriters may exercise such option to purchase additional notes to cover over-allotments and other transactions by the underwriters made in connection with the notes offered in this offering.

      In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase from us in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

      The notes are a new issue of securities with no established trading market. The underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

      We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $[               ].

      We have agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

      Our directors and some of our officers have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of more than an aggregate of 500,000 shares of common stock for a period of 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have also entered into an agreement for 90 days with Deutsche Bank Securities Inc. not to offer, issue, sell or contract to sell, or enter into any transaction that is designed to, or could be expected to, result in the sale or issuance of any portion of our common stock, except that we may register and issue shares of our common stock pursuant to our existing stock option and bonus plans.

Legal Matters

      The legality of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for the underwriters by Skadden, Arps, Slate, Meagher and Flom LLP. The legality of the common stock offered hereby will be passed upon for us by William F. Boyd, Esq.

Experts

      The consolidated financial statements of Coeur d’Alene Mines Corporation as of December 31, 2002 and for the year ended December 31, 2002 have been incorporated by reference in the accompanying prospectus, and elsewhere in the registration statement of which this prospectus supplement forms a part, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing in giving said report.

Where You Can Find More Information

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 10279; and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

      We filed a registration statement on Form S-3 with the SEC to register the securities being offered in this prospectus supplement. This prospectus supplement a part of that registration statement. As allowed by SEC rules, this prospectus supplement does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Incorporation of Certain Documents by Reference

      The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, as amended;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

•	Our Current Report on Form 8-K filed on February 27, 2003;

•	Our Current Report on Form 8-K filed on May 15, 2003;

•	Our Current Report on Form 8-K filed on May 27, 2003;

•	Our Current Report on Form 8-K filed on June 23, 2003;

•	Our Current Report on Form 8-K filed on July 16, 2003;

•	Our Current Report on Form 8-K filed on July 25, 2003;

•	Our Current Report on Form 8-K filed on September 9, 2003;

•	Our Current Report on Form 8-K filed on September 11, 2003;

•	Our Current Report on Form 8-K filed on September 16, 2003

•	Our Current Report on Form 8-K filed on October 27, 2003;

•	Our Current Report on Form 8-K filed on November 26, 2003;

•	Our Current Report on Form 8-K filed on December 29, 2003; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-08641), filed March 28, 1990, and any amendments or reports filed for the purpose of updating that description.

      Whenever after the date of this prospectus supplement, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended, those reports and documents will be deemed to be part of this prospectus supplement from the time they are filed. If anything in a report or document we file after the date of this prospectus supplement changes anything in it, this prospectus supplement will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

      You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

      Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

PROSPECTUS

$150,000,000

Coeur d’Alene Mines Corporation

Common Stock, Preferred Stock, Debt Securities

and

Warrants to Purchase the Above Securities

     This prospectus provides a general description of the debt securities, preferred stock, common stock and warrants we may offer from time to time with an aggregate public offering price of up to $150,000,000. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

     Our common stock is listed on the New York Stock Exchange under the symbol “CDE.”

      Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 and contained in the “Business” section of our filings with the SEC and the applicable prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 16, 2003

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

FORWARD-LOOKING STATEMENTS

(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

      Some of the information included in this prospectus and other materials filed or to be filed by us with the Securities and Exchange Commission (the “SEC”) (as well as information included in statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

      Forward-looking statements are included in this prospectus and other materials filed or to be filed by us with the SEC (as well as information included in other statements made or to be made by us or our representatives). Although we believe, at the time made, that the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this prospectus, our Annual Report on Form 10-K and in any other public statements that are made may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. The aggregate offering prices of all securities that may be sold under this prospectus will not exceed $150,000,000. Of that amount, we may sell any combination of the securities described in this prospectus from time to time.

      The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which may include guarantees of the debt securities by some or all of our subsidiaries;

•	preferred stock;

•	common stock; and

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities.

      We may sell these securities either separately or in units. We may issue debt securities convertible into shares of our common stock or preferred stock. The preferred stock issued may also be convertible into shares of our common stock or another series of preferred stock. This prospectus provides a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

      In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

THE COMPANY

      Coeur d’Alene Mines Corporation, the world’s largest primary silver producer, is engaged in the exploration, development and operation of silver and gold mining properties located in the United States, Chile, Argentina and Bolivia. In 2001, we produced approximately 10.9 million ounces of silver and approximately 96,000 ounces of gold. In 2002, we produced approximately 14.8 million ounces of silver and 117,000 ounces of gold.

      Our principal silver mines are located in Nevada (the Rochester Mine), in the Silver Valley region of northern Idaho (the Galena Mine), in southern Chile (the Cerro Bayo Mine) and in Argentina (the Martha Mine). In addition, we own or lease, either directly or through our subsidiaries, silver and gold development projects in Bolivia (the San Bartolomé silver project) and in Alaska (the Kensington gold property). We also control promising properties with significant exploration potential close to our existing mining operations. Our customers are bullion trading banks that purchase silver and gold from us and then sell these metals to end users for use in industry applications such as electronic circuitry, in jewelry and silverware production and in the manufacture and development of photographic film. In addition, we sell high grade gold and silver concentrates to smelters in Japan and Canada.

      We were incorporated in Idaho in 1928. Our principal executive office is located at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814 and our telephone number is (208) 667-3511. Our website is www.coeur.com. Information contained in the web site is not incorporated by reference into this prospectus, and you should not consider information contained in the web site as part of this prospectus.

USE OF PROCEEDS

      We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes. Until such time as we use the proceeds, we intend to invest the net proceeds in high quality, interest-bearing instruments.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

											Nine Months
											Ended
	Years Ended December 31,										September 30,

	1998		1999		2000		2001		2002		2002		2003

											(Unaudited)
Ratio of earnings to fixed charges	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A

      Our earnings were inadequate to cover fixed charges for each of the last five years, the most recent interim nine-month period and the comparable interim nine-month period of the prior year. Earnings were insufficient to cover fixed charges in the following amounts: $227.0 million in 1998; $29.3 million in 1999; $47.5 million in 2000; $3.1 million in 2001, $81.2 million in 2002, $35.1 million in the nine months ended September 30, 2002; and $51.2 million in the nine months ended September 30, 2003.

      For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, gains/losses on the early retirement of debt and fixed charges. Fixed charges consist of interest, preferred stock dividends and that portion of rent deemed representative of interest.

RISK FACTORS

      You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus before deciding to invest in the securities offered hereby.

Risks Relating to Our Business

We have incurred losses in the last five years due to several factors, including historically low gold and silver market prices, and may continue to incur losses in the future. Such losses would negatively affect the price of our common stock and affect our business as a whole.

      We have incurred net losses in the last five years, and have had losses from continuing operations in each of those periods. Factors significantly contributing to our losses are:

•	historically low gold and silver market prices;

•	our deliberate pursuit of a growth policy calling for the acquisition of mining properties and companies and financing such growth principally by incurring convertible indebtedness, thereby increasing our interest expense;

•	write-offs for impaired assets and other holding costs in 1998 ($223.6 million), 1999 ($20.2 million), 2000 ($21.2 million), 2001 ($6.1 million) and 2002 ($19.0 million); and

•	losses on the early retirement of debt of $19.1 million in 2002, and $34.0 million and $2.9 million for the nine months ended September 30, 2003 and 2002, respectively.

      If silver and gold prices decline and we are unable to reduce our production costs, our losses may continue. If lower silver and gold prices make mining at our properties uneconomical, we may be required to recognize additional impairment write-downs, which would increase our operating losses and negatively impact the price of our common stock.

We may be required to incur additional indebtedness to fund our capital expenditures. Additional indebtedness will restrict our operations, and may affect the price of our common stock and negatively impact our business.

      We have historically financed our operations through the issuance of convertible debt in the recent past, and may be required to incur additional indebtedness in the future. In particular, we anticipate that we could reach a final decision to develop San Bartolomé in 2004, which would require a capital investment of approximately $70-90 million. If we are unable to generate enough cash to finance the San Bartolomé or Kensington projects through operating cash flow and the issuance of common stock, we may be required to issue additional indebtedness. Any additional indebtedness would increase our debt payment obligations, and may negatively impact our business and the price of our common stock.

We have not had sufficient earnings to cover fixed charges in recent years and presently expect that situation to continue.

      As a result of our net losses, our earnings have not been adequate to satisfy fixed charges (i.e., interest, preferred stock dividends and that portion of rent deemed representative of interest) in each of the last five years. The amounts by which earnings were inadequate to cover fixed charges were approximately $227.0 million in 1998, $29.3 million in 1999, $47.5 million in 2000, $3.1 million in 2001 and $81.2 million in 2002, respectively. As of November 30, 2003, we are required to make fixed payments on $9.6 million principal amount of our 7 1/4% Convertible Subordinated Debentures due 2005, requiring annual interest payments of approximately $0.7 million until their maturity on October 31, 2005.

      We do not expect that a significant amount of our remaining 7 1/4% Convertible Subordinated Debentures due October 31, 2005 will be converted into common stock in the foreseeable future because the contractual conversion price of each issue, as set forth in the applicable indenture, substantially exceeds the current market price of our common stock.

      We expect to satisfy our fixed charges and other expense obligations in the future from cash flow from operations and, if cash flow from operations is insufficient, from working capital, which amounted to approximately $106.0 million at September 30, 2003. We have recently been experiencing negative cash flow from operating activities. The amount of net cash used in our operating activities amounted to approximately $4.5 million for the first nine months of 2003, $8.5 million in 2002, $29.9 million in 2001 and $23.8 million in 2000. The availability of future cash flow from operations or working capital to fund the payment of interest on our debentures and other fixed charges will be dependent upon numerous factors, including our results of operations, silver and gold prices, levels and costs of production at our mining properties, the amount of our capital expenditures and expenditures for acquisitions, developmental and exploratory activities, and the extent to which we are able to reduce the amount of our indebtedness through additional exchanges.

The market prices of silver and gold are volatile and until recently have been near historically low levels. Low silver and gold prices may result in decreased revenues and increased losses, and may negatively affect our business.

      Silver and gold are commodities. Their prices fluctuate, and are affected by many factors beyond our control, including interest rates, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. Because we currently derive approximately 65% of our revenues from sales of silver, our earnings are directly related to the price of this metal.

      The market price of silver (Handy & Harman) and gold (London Final) on December 10, 2003 was $5.69 and $410.00 per ounce, respectively. The price of silver and gold may decline in the future. Factors that are generally understood to contribute to a decline in the price of silver include sales by private and government holders, and a general global economic slowdown.

      If the prices of silver and gold are depressed for a sustained period, our net losses will continue, we may be forced to suspend mining at one or more of our properties until the price increases, and record additional asset impairment write-downs pursuant to SFAS 144. Any lost revenues, continued or increased net losses or additional asset impairment write-downs would affect the price of our common stock and have a negative impact on our business.

We have recorded significant write-downs of mining properties in recent years and may have to record additional write-downs, which could negatively impact our results of operations and the price of our common stock.

      Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets,” established accounting standards for impairment of the value of long-lived assets such as mining properties. SFAS 144 requires a company to review the recoverability of the cost of its assets by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment must be recognized when the carrying value of the asset exceeds these cash flows, and recognizing impairment write-downs has negatively impacted our results of operations in recent years.

      While we do not believe that any of our other properties presently requires a write-down pursuant to SFAS 144, if silver or gold prices decline or we fail to control production costs or realize the mineable ore reserves at our mining properties, we may recognize further asset write-downs. We also may record other types of additional mining property write-downs in the future to the extent a property is sold by us for a price less than the carrying value of the property, or if liability reserves have to be created in connection with the closure and reclamation of a property. Additional write-downs of mining properties could negatively impact our results of operations and accordingly, the price of our common stock.

The estimation of ore reserves is imprecise and depends upon subjective factors. Estimated ore reserves may not be realized in actual production. Our operating results, and accordingly the price of our common stock and our business as a whole, may be negatively affected by inaccurate estimates.

      The ore reserve figures presented in our public filings are estimates made by our technical personnel. Reserve estimates are a function of geological and engineering analyses that require us to make assumptions about production costs and silver and gold market prices. Reserve estimation is an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and we may be required to reduce reserve estimates, discontinue development or mining at one or more of our properties, or write down assets as impaired. Should we encounter mineralization or geologic formations at any of our mines or projects different from those we predicted, we may adjust our reserve estimates and alter our mining plans. Either of these alternatives may adversely affect our actual production and operating results, which in turn would impact the price of our common stock and affect our business.

      We based our ore reserve determinations on a long-term silver price average of $5.00 per ounce and a long-term gold price average of $350 per ounce.

The estimation of the ultimate recovery of metals contained within the heap leach pad inventory is inherently inaccurate and subjective and requires the use of estimation techniques. Actual recoveries can be expected to vary from estimations, which may adversely effect our operating results, and consequently our business and the price of our common stock.

      The Rochester mine utilizes the heap leach process to extract silver and gold from ore. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

      The key stages in the conversion of ore into silver and gold are (i) the blasting process in which the ore is broken into large pieces; (ii) the processing of the ore through a crushing facility that breaks it into smaller pieces; (iii) the transportation of the crushed ore to the leach pad where the leaching solution is applied; (iv) the collection of the leach solution; (v) subjecting the leach solution to the precipitation process, in which gold and silver is converted back to a fine solid; (vi) the conversion of the precipitate into doré; and (vii) the conversion by a third party refinery of the doré into refined silver and gold bullion.

      We use several integrated steps to scientifically measure the metal content of ore placed on the leach pads during the key stages. As the ore body is drilled in preparation for the blasting process, samples of the drill residue are assayed to determine estimated quantities of contained metal. We estimate the quantity of ore by utilizing global positioning satellite survey techniques. We then process the ore through a crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. We then transport the crushed ore to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, we continuously sample for assaying. We measure the quantity of leach solution with flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to doré, which is the final product produced by the mine. We again weigh, sample and assay the doré. Finally, a third party smelter converts the doré into refined silver and gold bullion. At this point we are able to determine final ounces of silver and gold available for sale. We then review this end result and reconcile it to the estimates we developed and used throughout the production process. Based on this review, we adjust our estimation procedures when appropriate.

      Our reported inventories include metals estimated to be contained in the ore on the leach pads of $31.4 million as of September 30, 2003. Of this amount, $15.7 million is reported as a current asset and $15.7 million is reported as a noncurrent asset. The distinction between current and noncurrent is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that will be extracted beyond twelve months is classified as noncurrent.

      The estimate of both the ultimate recovery expected over time, and the quantity of metal that may be extracted relative to such twelve month period, requires the use of estimates which are inherently inaccurate since they rely upon laboratory test work. Test work consists of 60 day leach columns from which we project metal recoveries up to five years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over approximately fifteen years of leach pad operation at the Rochester mine. The assumptions we use to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. We periodically review our estimates compared to actual experience and revise our estimates when appropriate. The length of time necessary to achieve our currently estimated ultimate recoveries of 61.5% for silver and 93% for gold is estimated to be between 5 and 10 years. However, the ultimate recovery will not be known until leaching operations cease, which is currently estimated for 2011.

      When we began leach operations in 1986, based solely on laboratory testing, we estimated the ultimate recovery of silver and gold at 50% and 80%, respectively. Since 1986, we have adjusted the expected ultimate recovery three times (once in each of 1989, 1997 and 2003) based upon actual experience gained from leach operations. In 2003, we revised our estimated recoveries for silver and gold to 61.5% and 93%, respectively, which increased the estimated recoverable ounces of silver and gold contained in the heap by 1.8 million ounces and 41,000 ounces, respectively.

      If our estimate of ultimate recovery requires adjustment, the impact upon our inventory valuation and upon our income statement would be as follows:

	Positive/Negative			Positive/Negative
	Change in Silver Recovery			Change in Gold Recovery

	1%	2%	3%	1%	2%	3%

Quantity of recoverable ounces	1.3 million	2.6 million	5.2 million	8,700	17,400	34,800
Positive impact on future cost of production per equivalent silver ounce for increases in recovery rates	$0.23	$0.41	$0.57	$0.11	$0.21	$0.30
Negative impact on future cost of production per equivalent silver ounce for decreases in recovery rates	$0.28	$0.64	$1.13	$0.12	$0.26	$0.41

      Inventories of ore on leach pads are valued based upon actual costs incurred to place such ore on the leach pad, less costs allocated to minerals recovered through the leach process. The costs consist of those production activities occurring at the mine site and include the costs, including depreciation, associated with mining, crushing and precipitation circuits. In addition, refining is provided by a third party refiner to place the metal extracted from the leach pad in a saleable form. These additional costs are considered in the valuation of inventory. Negative changes in our inventory valuations and correspondingly on our income statement would have an adverse impact on the market price of our common stock.

Our estimates of current and non-current inventories may not be realized in actual production and operating results, which may impact the price of our common stock and negatively affect our business.

      We use estimates, based on prior production results and experiences, to determine whether heap leach inventory will be recovered more than one year in the future, and is non-current inventory, or will be recovered within one year, and is current inventory. The estimates involve assumptions that may not prove to be consistent with our actual production and operating results. We cannot determine the amount ultimately recoverable until leaching is completed. If our estimates prove inaccurate, our operating results may be less than anticipated, and the market price of our common stock could be affected, affecting our business overall.

Significant investment risks and operational costs are associated with our exploration, development and mining activities. These risks and costs may result in lower economic returns and may adversely affect our business and our common stock.

      Our ability to sustain or increase our present production levels depends in part on successful exploration and development of new ore bodies and/or expansion of existing mining operations. Mineral exploration, particularly for silver and gold, involves many risks and is frequently unproductive. If mineralization is discovered, it may take a number of years until production is possible, during which time the economic viability of the project may change. Substantial expenditures are required to establish ore reserves, extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance of necessary permits and receipt of adequate financing.

      Development projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Particularly for development projects, estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the orebody, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated, and accordingly, our business results and the price of our common stock may be negatively affected.

Our silver and gold production may decline, reducing our revenues and negatively impacting our business and our common stock.

      Our future silver and gold production may decline as a result of an exhaustion of reserves and possible closure of mines. It is our business strategy to conduct silver and gold exploratory activities at our existing mining and exploratory properties as well as at new exploratory projects, and to acquire silver and gold mining properties and businesses that possess mineable ore reserves and are expected to become operational in the near future. We can provide no assurance that our silver and gold production in the future will not decline. Accordingly, our revenues from the sale of silver and gold may decline, negatively affecting our business and the price of our common stock.

There are significant hazards associated with our mining activities, not all of which are fully covered by insurance. To the extent we must pay the costs associated with such risks, our business may be negatively affected as well as the price of our common stock.

      The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Although we maintain insurance in an amount that we consider to be adequate, liabilities might exceed policy limits, in which event we could incur significant costs that could adversely affect our results of operations. Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry. The realization of any significant liabilities in connection with our mining activities as described above could negatively impact the price of our common stock and of our business as a whole.

We are subject to significant governmental regulations, and their related costs and delays may negatively affect our business and our common stock.

      Our mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations including mine safety, toxic substances and other matters related to our business. Although these laws and regulations have never required us to close any mine, the costs associated with compliance with such laws and regulations are substantial. Possible future laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of our properties. Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations, which could lead to the imposition of substantial fines, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in our operations. Although we believe we are in substantial compliance with applicable laws and regulations, we cannot assure you that any such law, regulation, enforcement or private claim will not have a negative effect on our business, financial condition, results of operations, or our common stock.

      Some of our mining wastes are currently exempt to a limited extent from the extensive set of federal Environmental Protection Agency (EPA) regulations governing hazardous waste under the Resource Conservation and Recovery Act (RCRA). If the EPA designates these wastes as hazardous under RCRA, we would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a mining facility, such facility may be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Under CERCLA, any owner or operator of a Superfund site since the time of its contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts. Additional regulations or requirements are also imposed upon our tailings and waste disposal areas in Idaho and Alaska under the federal Clean Water Act (CWA) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA. Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada, Idaho and Alaska. Compliance with CERCLA, the CWA and state environmental laws could entail significant costs, which could have a material adverse effect on our operations and, accordingly, on our business as a whole and our common stock.

      In the context of environmental permits, including the approval of reclamation plans, we must comply with standards and regulations which entail significant costs and can entail significant delays. Such costs and delays could have a dramatic impact on our operations and accordingly on our business as a whole and our common stock.

We are required to obtain government permits to expand operations or begin new operations. The costs and delays associated with such approvals could affect our operations, reduce our revenues, and negatively affect our common stock and our business as a whole.

      Mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. The duration and success of permitting efforts are contingent on many factors that are out of our control. The governmental approval process may increase costs and cause delays depending on the nature of the activity to be permitted, and could cause us to not proceed with the development of a mine. Accordingly, this approval process could harm our operations, reduce our revenues, and negatively affect our common stock and our business as a whole.

We are an international company and are exposed to risks in the countries in which we have significant operations or interests. Foreign instability or variances in foreign currencies may cause unforeseen losses, which may affect our business and the price of our common stock.

      Chile, Argentina and Bolivia are the most significant foreign countries in which we directly or indirectly own or operate mining properties or developmental projects. We also conduct exploratory projects in these countries. Argentina, while currently economically and politically stable, has experienced political instability, currency value fluctuations and changes in banking regulations in recent years. Although the governments and economies of Chile and Bolivia have been relatively stable in recent years, property ownership in a foreign country is generally subject to the risk of expropriation or nationalization with inadequate compensation. Any foreign operations or investment may also be adversely affected by exchange controls, currency fluctuations, taxation and laws or policies of particular countries as well as laws and policies of the United States affecting foreign trade investment and taxation. We may enter into agreements which require us to purchase currencies of foreign countries in which we do business in order to ensure fixed exchange rates. In the event that actual exchange rates vary from those set forth in the hedge contracts, we will experience U.S. dollar-denominated currency gains or losses. Future economic or political instabilities or changes in the laws of foreign countries in which we have significant operations or interests and unfavorable fluctuations in foreign currency exchange rates could negatively impact our foreign operations and our business as whole. The price of our common stock could be affected as a result.

Any of our future acquisitions may result in significant risks, which may adversely affect our business and our common stock.

      An important element of our business strategy is the opportunistic acquisition of silver and gold mines, properties and businesses. While it is our practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties we may acquire may not be developed profitably or, if profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, we may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing shareholders. We intend to seek shareholder approval for any such acquisitions to the extent required by applicable law, regulations or stock exchange rules. We cannot predict the impact of future acquisitions on the price of our business or our common stock. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may impact the price of our common stock and negatively affect our business.

Our ability to find and acquire new mineral properties is uncertain. Accordingly, our prospects are uncertain for the future growth of our business and the ongoing price of our common stock.

      Because mines have limited lives based on proven and probable ore reserves, we are continually seeking to replace and expand our ore reserves. Identifying promising mining properties is difficult and speculative. Furthermore, we encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing silver and gold. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand current ore reserves through the acquisition of new mining properties on terms we consider acceptable. As a result, our revenues from the sale of silver and gold may decline, resulting in lower income, reduced growth and a decrease in the market price of our common stock.

Third parties may dispute our unpatented mining claims, which could result in losses affecting our business and the market price of our common stock.

      The validity of unpatented mining claims, which constitute a significant portion of our property holdings in the United States, is often uncertain and may be contested. Although we have attempted to acquire satisfactory title to undeveloped properties, we, in accordance with mining industry practice, do not generally obtain title opinions until a decision is made to develop a property. As a result, some titles, particularly titles to undeveloped properties, may be defective. Defective title to any of our mining claims could result in litigation, insurance claims, and potential losses affecting our business as a whole. The price of our common stock could be affected as a result.

We are unable to obtain required consents from Arthur Andersen, our prior independent public accountants. As a result, you may be unable to recover damages from Arthur Anderson for any Securities Act or other claims.

      On July 24, 2002, we changed our independent auditors from Arthur Andersen LLP to KPMG LLP. We are generally required to obtain a written consent from our prior independent public accountants in order to include their audit report covering the audited financial statements for our 2001 and 2000 fiscal years incorporated by reference in the accompanying prospectus.

      The SEC has provided relief for companies that are unable to obtain consents from Arthur Andersen due to their ceasing operations. We have filed the registration statement of which the accompanying prospectus forms a part in reliance on the relief provided by the SEC. However, because Arthur Andersen has not provided consent in connection with such registration statement, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act.

      It is unlikely you would be able to recover damages from Andersen for a claim under Section 11 of the Securities Act or any other claim.

Risks Relating to Our Common Stock

The market price of our common stock has been volatile and may decline.

      The market price of our common stock has been volatile and may decline in the future. The high and low closing sale prices of our common stock were $4.125 and $0.8125 per share in 2000, $1.95 and $0.65 in 2001, $2.36 and $0.79 in 2002 and $3.72 and $1.10 in the first 9 months of 2003. The closing sale price at December 10, 2003 was $4.76 per share.

      The market price of our common stock historically has fluctuated widely and been affected by many factors beyond our control. These factors include:

•	the market prices of silver and gold;

•	general stock market conditions;

•	interest rates;

•	expectations regarding inflation;

•	currency values; and

•	global and regional political and economic conditions and other factors.

We do not anticipate paying dividends on our common stock, which limits the way in which you may realize any returns on your investment.

      We do not anticipate paying any cash dividends on our common stock at this time. Therefore, holders of our common stock will likely not receive a dividend return on their investment and there is a significant likelihood that holders of our common stock will not realize any value through the receipt of cash dividends.

Our future operating performance may not generate cash flows sufficient to meet our debt payment obligations, and our indebtedness could negatively impact holders of our common stock.

      As of November 30, 2003, we have outstanding a total of approximately $9.6 million principal amount of 7 1/4% Convertible Subordinated Debentures due October 31, 2005.

      Our ability to make scheduled debt payments on our outstanding indebtedness will depend on our future operating performance and cash flow. Our operating performance and cash flow, in part, are subject to economic factors beyond our control, including the market prices of silver and gold. We may not be able to generate enough cash flow to meet our obligations and commitments. If we cannot generate sufficient cash flow from operations to service our debt, we may need to further refinance our debt, dispose of assets, or issue equity to obtain the necessary funds. We cannot predict whether we will be able to refinance our debt, issue equity, or dispose of assets to raise funds on a timely basis or on satisfactory terms.

      We incurred net losses of $81.2 million in fiscal 2002, $3.1 million in fiscal 2001 and $47.8 million in fiscal 2000. These losses could continue.

      Our indebtedness could negatively impact holders of our common stock in many ways, including:

•	reducing funds available to support our business operations and for other corporate purposes because portions of our cash flow from operations must be dedicated to the payment of principal and interest on our debt;

•	impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes; and

•	making us more vulnerable to a downturn in general economic conditions or in our business.

We are subject to anti-takeover provisions in our charter and in our contracts that could delay or prevent an acquisition of Coeur even if such an acquisition would be beneficial to our stockholders.

      The provisions of our articles of incorporation and our contracts could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our stockholders. Some of these provisions:

•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock; and

•	require that a “fair price” be paid in some business transactions.

      We have also implemented a shareholder rights plan which could delay or prevent a third party from acquiring us.

DESCRIPTION OF DEBT SECURITIES

      The following sets forth certain general terms and provisions of the indentures under which the debt securities are to be issued. The particular terms of the debt securities to be sold by us will be set forth in a prospectus supplement relating to such debt securities.

      The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company or, in the alternative, subordinated debt subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of the Company. The debt securities will be issued under an indenture in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The indentures will be executed by the Company and one or more trustees. The following summary of certain provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

      The indentures will not limit the amount of debt securities that may be issued thereunder. Reference is made to the prospectus supplement of the following terms of the debt securities offered pursuant thereto: (i) designation (including whether they are senior debt or subordinated debt and whether such debt is convertible), aggregate principal amount, purchase price and denomination; (ii) the date of maturity; (iii) interest rate or rates (or method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable and the method of payment (cash or common stock); (v) the place or places where the principal of and interest, if any, on the debt securities will be payable; (vi) any redemption or sinking fund provisions; (vii) any rights of the holders of debt securities to convert the debt securities into other securities or property of the Company; (viii) the terms, if any, on which such debt securities will be subordinate to other debt of the Company; (ix) if other than the principal amount hereof, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (x) any events of default in addition to or in lieu of those described herein and remedies therefor; (xi) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities; (xii) listing (if any) on a securities exchange; (xiii) whether such debt securities will be certificated or in book-entry form; and (xiv) any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms that may be required by or advisable under United States laws or regulations.

      Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

      Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate, will be sold at a discount below its stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to any debt securities issued at par that is treated as having been issued at a discount for United States income tax purposes will be described in the relevant prospectus supplement.

      The indentures will not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets.” The Company’s Articles of Incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”

Modification and Waiver

      Each indenture will provide that modifications and amendments of such indenture may be made by the Company and the applicable trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities issued under such indenture that are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, among other things: (a) extend the final maturity of such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to such debt securities, or materially and adversely affect any right to convert such debt securities in accordance with such indenture or impair or affect the right of any holder of debt securities to institute suit for the payment thereof or, if such debt securities provide therefor, any right of repayment at the option of the holder, (b) reduce the aforesaid percentage of such debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, (c) reduce the percentage of such debt securities of any series necessary to consent to waive any past default under such indenture to less than a majority, or (d) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby, provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in such section or the deletion of this proviso.

      Each indenture will provide that a supplemental indenture that changes or eliminates any covenant or other provision of such indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such indenture of the holders of debt securities of any other series.

      The indenture in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part and each supplemental indenture entered into thereunder will provide that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes: (1) to secure any debt securities issued thereunder; (2) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company in such indenture and in the debt securities issued thereunder; (3) to add to the covenants of the Company or to add any additional events of default; (4) to cure any ambiguity, to correct or supplement any provision in such indenture that may be inconsistent with any other provision of such indenture or to make any other provisions with respect to matters or questions arising under such indenture, provided that such action shall not adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect; (5) to establish the form and terms of debt securities issued thereunder; (6) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee; (7) to permit or facilitate the issuance of debt securities in global form or bearer form or to provide for uncertificated debt securities to be issued thereunder; (8) to change or eliminate any provision of such indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision; or (9) to amend or supplement any provision contained in such indenture, which was required to be contained in the indenture in order for the indenture to be qualified under the Trust indenture Act of 1939, if the Trust indenture Act of 1939 or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification.

Events of Default

      Unless otherwise provided in any prospectus supplement, the following will be events of default under each indenture with respect to each series of debt securities issued thereunder: (a) failure to pay principal (or premium, if any) on any series of the debt securities outstanding under such indenture when due; (b) failure to pay any interest on any series of the debt securities outstanding under such indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when due, payable by the terms of such series of debt securities; (d) failure to perform any other covenant or warranty of the Company contained in such indenture or such debt securities continued for 90 days after written notice; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities. In case an event of default described in (a), (b) or (c) above shall occur and be continuing with respect to any series of such debt securities, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. In case an event of default described in (d) above shall occur and be continuing, the applicable trustee or the holders of not less than 25% in aggregate principal amount of all debt securities of each affected series then outstanding under such indenture (treated as one class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all debt securities of all such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal of or premium, if any, or interest on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

      Each indenture will provide that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

      The Company will be required to furnish to each trustee annually a statement as to its compliance with all conditions and covenants in the applicable indenture.

      Each indenture will contain a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under such indenture at the request of such holders. Each indenture will provide that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however,that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the applicable trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

      Each indenture will provide that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless the Company is the surviving corporation or the successor person is a corporation organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

      Existence. Except as permitted under “— Consolidation, Merger or Sale of Assets,” the indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by Articles of Incorporation, Bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its board of directors determines that the preservation thereof is no longer desirable in the conduct of its business.

      Maintenance of Properties. The indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries will not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

      Insurance. The indentures will require the Company to cause each of its and its subsidiaries’ insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service.

      Payment of Taxes and Other Claims. The indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

      Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the SEC if the Company were so subject, (i) to transmit by mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such sections, (ii) to file with the applicable trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such sections and (iii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of the documents to any prospective holder.

      Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

      The terms and conditions, if any, upon which the debt securities are convertible into Common Stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Discharge, Defeasance and Covenant Defeasance

      Each indenture will provide with respect to each series of debt securities issued thereunder that the Company may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the applicable trustee for cancellation and the Company has paid all sums payable by it under the indenture; or (ii) (A) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such indenture, and (C) the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i), only the Company’s obligations to compensate and indemnify the applicable trustee under the indenture shall survive. With respect to the foregoing clause (ii) only the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. Thereafter, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

      Each indenture will provide that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series and (ii) may omit to comply with any term, provision, covenant or condition of such indenture, and such omission shall be deemed not to be an event of default under clause (d) of the first paragraph of “— Events of Default” with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the applicable trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such trustee an opinion of counsel that (1) the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (2) the holders of the debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and (E) the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(l) above may be replaced by a ruling directed to the applicable trustee received from the Internal Revenue Service to the same effect. Subsequent to a legal defeasance under clause (i) above, the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. After such debt securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company’s obligations to compensate and indemnify the applicable truste e and its right to recover excess money held by the applicable trustee shall survive.

Applicable Law

      The indentures will provide that the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of our debt securities, preferred stock, or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

Warrants to Purchase Debt Securities

      Each prospectus supplement for warrants to purchase debt securities will describe:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of and exercise price for debt securities that may be purchased upon exercise of each debt warrant;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

      Certificates for warrants to purchase debt securities will be exchangeable for new debt warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Warrants to Purchase Preferred Stock and Common Stock

      Each prospectus supplement for warrants to purchase preferred stock or common stock, will describe:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	any provisions for adjustment of the number or amount of shares of our preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

      Each warrant will entitle the holder of the warrant to purchase the principal amount of debt securities or shares of preferred stock or common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

      Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF CAPITAL STOCK

Common Stock

      We are authorized to issue up to 250,000,000 shares of common stock, par value $1.00 per share, of which, at November 30, 2003:

•	213,106,407 shares were outstanding and 1,059,211 shares were held as treasury stock;

•	548,022 shares were reserved for issuance upon the conversion of our $9.6 million principal amount of 7.25% Convertible Subordinated Debentures due October 2005;

•	2,857,000 shares were reserved for issuance under our Executive Compensation Program; and

•	1,200,000 shares were reserved for issuance under our Non-Employee Directors Stock Option Plan.

      The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders may not cumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding common stock is fully-paid and non-assessable.

      Our Articles of Incorporation include in effect a fair price provision, applicable to some business combination transactions in which we may be involved. The provision requires that an interested shareholder (defined to mean a beneficial holder of 10% or more of our outstanding shares of common stock) not engage in specified transactions (e.g., mergers, sales of assets, dissolution and liquidation) unless one of three conditions is met:

•	a majority of the directors who are unaffiliated with the interested shareholder and were directors before the interested shareholder became an interested shareholder approve the transaction;

•	holders of 80% or more of the outstanding shares of common stock approve the transaction; or

•	the shareholders are all paid a “fair price,” i.e., generally the higher of the fair market value of the shares or the same price as the price paid to shareholders in the transaction in which the interested shareholder acquired its block.

      By discouraging some types of hostile takeover bids, the fair price provision may tend to insulate our current management against the possibility of removal. We are not aware of any person or entity proposing or contemplating such a transaction.

      The transfer agent and registrar for our common stock, which is listed on the New York Stock Exchange, is ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, N.J.

Preferred Stock

      We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. The Board of Directors has the authority to determine the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, redemption prices, sinking fund terms on any series of preferred stock, the number of shares constituting any such series and the designation thereof. Holders of preferred stock have no preemptive rights. The Company reserves for issuance a sufficient number of Series B Preferred Stock for operation of its rights plan, as described below.

      On May 11, 1999, the Board of Directors of the Company declared a dividend distribution of one right for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series B Preferred Stock at a purchase price of $100 in cash, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement, dated as of May 11,

1999, between us and ChaseMellon Shareholder Services, L.L.C., as rights agent. The rights are not exercisable or detachable from the common stock until ten days after any person or group acquires 20% or more (or commences a tender offer for 30% or more) of our common stock. If any person or group acquires 30% or more of our common stock or acquires us in a merger or other business combination, each right (other than those held by the acquiring person) will entitle the holder to purchase preferred stock of Coeur d’Alene Mines or common stock of the acquiring company having a market value of approximately two times the $100 exercise price. The rights expire on May 24, 2009, and can be redeemed by us at any time prior to their becoming exercisable. Shares of common stock issued prior to the expiration date of the rights upon conversion of our debentures will be accompanied by rights.

PLAN OF DISTRIBUTION

      The securities being offered by this prospectus may be sold by us:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us to purchasers, through a specific bidding or auction process or otherwise, or

•	through a combination of any such methods of sale.

      The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

      Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

      If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

      If a dealer is used in the sale of the securities, we, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

      We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

      Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

      Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

      Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

      Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

LEGAL MATTERS

      The legality of the debt securities offered hereby will be passed upon for us by Gibson, Dunn & Crutcher, LLP, Los Angeles, California. The legality of the common stock, preferred stock and warrants offered hereby will be passed upon for us by William F. Boyd.

EXPERTS

      The consolidated financial statements of Coeur d’Alene Mines Corporation as of December 31, 2002 and for the year ended December 31, 2002 have been incorporated by reference in this prospectus, and elsewhere in the registration statement of which this prospectus forms a part, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 10279; and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

      We filed a registration statement on Form S-3 with the SEC to register the securities being offered in this prospectus. This is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, as amended;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

•	Our Current Report on Form 8-K filed on February 27, 2003;

•	Our Current Report on Form 8-K filed on May 15, 2003;

•	Our Current Report on Form 8-K filed on May 27, 2003;

•	Our Current Report on Form 8-K filed on June 23, 2003;

•	Our Current Report on Form 8-K filed on July 16, 2003;

•	Our Current Report on Form 8-K filed on July 25, 2003;

•	Our Current Report on Form 8-K filed on September 9, 2003;

•	Our Current Report on Form 8-K filed on September 11, 2003;

•	Our Current Report on Form 8-K filed on September 16, 2003;

•	Our Current Report on Form 8-K filed on October 27, 2003;

•	Our Current Report on Form 8-K filed on November 26, 2003; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-08641), filed March 28, 1990, and any amendments or reports filed for the purpose of updating that description.

      Whenever after the date of this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

      You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

      Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus supplement. This prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement is correct only as of the date of this prospectus supplement, regardless of the time of the delivery of this prospectus supplement or any sale of these securities.

Coeur d’Alene Mines Corporation

$130,000,000

              % Convertible Senior Notes due 2024

Deutsche Bank Securities

Sole Book-Running Manager
Bear, Stearns & Co. Inc.

Prospectus Supplement

(to Prospectus dated December 16, 2003)
January      , 2004